Exhibit 10.2

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INSITUFORM TECHNOLOGIES, INC.,

FIRST DOWN ACQUISITION CORPORATION

and

CORRPRO COMPANIES, INC.

Dated as of February 1, 2009

TABLE OF CONTENTS

Article 1 Defined Terms		1

Article 2 The Merger		13
2.1	The Merger	13
2.2	The Closing	13
2.3	Effective Time	13
2.4	Effect of the Merger	13
2.5	Articles of Incorporation; Bylaws	14
2.6	Directors and Officers	14

Article 3 Effect on Equity Interests; Exchange of Certificates		14
3.1	Effect on Equity Interests	14
3.2	Closing Date Company Debt Adjustment.	15
3.3	Closing Date Company Transaction Expenses Adjustment	15
3.4	UK Pension Purchase Price Adjustments	16
3.5	Payment and Exchange of Certificates	17
3.6	Convertible Securities	19
3.7	Dissenting Shareholders	20

Article 4 Company Representations and Warranties		20
4.1	Organization and Qualification; Subsidiaries	20
4.2	Capitalization	21
4.3	Authority	22
4.4	No Conflict; Required Filings and Consents	23
4.5	Permits; Compliance with Law	23
4.6	Public Reports; Financial Statements	24
4.7	Absence of Certain Changes or Events	25
4.8	Employee Benefit Plans; Labor and Employment Matters	26
4.9	Contracts	31
4.10	Litigation	32
4.11	Environmental Matters	32
4.12	Intellectual Property	34
4.13	Taxes	35
4.14	Brokers	38
4.15	Real Properties	38
4.16	Accounts Receivable	41
4.17	Warranties	41
4.18	Customers and Suppliers	41
4.19	Inventory	41
4.20	Certain Assets	41
4.21	Insurance	42
4.22	Transactions with Affiliates	42

Article 5 Representations and Warranties of Parent and Merger Sub		42
5.1	Organization and Qualification; Subsidiaries	42
5.2	Authority	42
5.3	No Conflict; Required Filings and Consents	43
5.4	Ownership of Merger Sub; No Prior Activities	43
5.5	Financing	44

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5.6	Company Stock	44
5.7	Brokers	44

Article 6 Covenants		44
6.1	Conduct of Business by the Company Pending the Closing	44
6.2	Company Shareholders Meeting; Board Recommendation; Voting Agreement of CorrPro Investments LLC	46
6.3	Access to Information; Confidentiality	47
6.4	No Solicitation	48
6.5	Appropriate Action; Government Consents; Filings	49
6.6	Certain Notices	50
6.7	Indemnification and Insurance	50
6.8	Employees; Employee Benefits	51
6.9	Reasonable Efforts; Cooperation	52
6.10	Public Announcements	52
6.11	Financing	52
6.12	Tax Matters.	53
6.13	Repayment of Larkin Notes	54
6.14	Company 401(k) Savings Plan	54
6.15	SEC Filings	54
6.16	Termination of Wingate Agreement	54
6.17	Vesting	54

Article 7 Closing Conditions		54
7.1	Conditions to Obligations of Each Party under this Agreement	54
7.2	Additional Conditions to Obligations of Parent and Merger Sub	55
7.3	Additional Conditions to Obligations of the Company	56

Article 8 Termination, Amendment and Waiver		57
8.1	Termination	57
8.2	Effect of Termination; Limitation on Liability	58
8.3	Amendment	59
8.4	Waiver	59
8.5	Fees and Expenses	59

Article 9 non Survival of Representations and Warranties; covenants; no indemnification		59
9.1	Survival of Representations, Warranties and Covenants	59

Article 10 General Provisions		60
10.1	[Intentionally Omitted]	60
10.2	Notices	60
10.3	Headings	60
10.4	Severability	60
10.5	Entire Agreement	61
10.6	Assignment	61
10.7	Parties in Interest	61
10.8	Mutual Drafting	61
10.9	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	61
10.10	Execution	62
10.11	Remedies Cumulative; Specific Performance	62
10.12	Interpretation	62
10.13	Company Disclosure Letter	63

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Exhibit List

Exhibit A – Certificate of Merger

Exhibit B – Form of Closing Certificate of the Company

Exhibit C – Form of Closing Certificate of Parent

Exhibit D – Form of Closing Certificate of Merger Sub

Schedule List

Schedule A – Loan Agreements

Schedule B – Series B Liquidation Amount

Schedule C – Third Party Consents

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 1, 2009 (this “Agreement”), by and among Insituform Technologies, Inc., a Delaware corporation (“Parent”), First Down Acquisition Corporation, an Ohio corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Corrpro Companies, Inc., an Ohio corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved, adopted and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Ohio (the “OGCL”) and each other applicable jurisdiction; and

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that the Merger is in furtherance of and consistent with their respective business strategies and is fair to, and in the best interest of, their respective shareholders; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINED TERMS

For purposes of this Agreement, the term:

“$1.25 Option Shares” means the shares subject to Company Options with a $1.25 Liquidity Event Trigger Price.

“$1.75 Option Shares” means the shares subject to Company Options with a $1.75 Liquidity Event Trigger Price.

“$2.25 Option Shares” means the shares subject to Company Options with a $2.25 Liquidity Event Trigger Price.

“Acquirors” means collectively, the Parent and the Merger Sub.

“Acquisition Proposal” means any agreement, offer or proposal (other than this Agreement, the Merger, or any other offer or proposal by Parent) relating to or involving (i) any direct or indirect acquisition or purchase from the Company or Company Subsidiaries or any acquisition by any Person or Group of a majority interest in the total outstanding voting securities of the Company or any Company Subsidiary or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning a majority of the total outstanding voting securities of the Company or any Company Subsidiary, (ii) any merger, consolidation, business combination or similar transaction involving the Company or Company Subsidiaries, or (iii) any sale, lease, mortgage, pledge, exchange, transfer, license, acquisition or disposition of a majority of the consolidated assets of the Company and the Company Subsidiaries in any single transaction or series of related transactions (other than in the ordinary course of business).

“Adjusted Purchase Price” means the amount obtained as follows: (i) Purchase Price , (ii) less the amount of the Closing Date Company Debt Adjustment, if any, (iii) less the amount of the Company Transaction Expenses Adjustment, if any, (iv) plus the LPI Purchase Price Adjustment, if any, (v) plus the Equalization Purchase price Adjustment, (vi) plus the amount of cash actually received by the Company in payment of all Company Options and all Company Warrants exercised between the date of this Agreement and immediately prior to the Effective Time, if any, and (vii) less the amount of cash actually paid by the Company in connection with the exercise of any Company Warrants exercised between the date of this Agreement and immediately prior to the Effective Time, if any.

“Adverse Recommendation Change” has the meaning set forth in Section 6.4(c).

“Affiliate” has the meaning used in Rule 145 promulgated by the SEC under the Securities Act.

“Aggregate Merger Consideration” shall mean an amount equal to the Merger Consideration to Common plus the Series B Liquidation Amount.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternative Financing” has the meaning set forth in Section 6.11(b).

“Antitrust Laws” has the meaning set forth in Section 6.5(c).

“Applicable Documents” means (i) with respect to each holder of Company Common Stock or Series B Preferred Stock, the Company Common Stock Certificate(s) or Series B Preferred Stock Certificate(s) (as applicable) held by such holder, together with the letter of transmittal duly completed and validly executed by such holder in accordance with the instructions thereto and (ii) with respect to each holder of a Company Warrant, a certificate representing the Company Warrant(s) held by such holder.

“Bank of America Financing” has the meaning set forth in Section 5.5.

“Bank of America Loan and Security Agreement” means that certain Loan and Security Agreement, dated as of April 10, 2008, among the Company, CCFC, Inc., a Nevada corporation, Ocean City Research Corp., a New Jersey corporation, Corrpro International, Inc., a Delaware corporation, Corrpro Canada, Inc., an Alberta corporation, Borza Inspections, Ltd., an Alberta corporation, Bank of America, N.A., as US Lender, Bank of America, N.A. (acting through its Canada branch), as Canadian Lender, and Bank of America, N.A., a national banking association, as collateral agent for the lenders.

“Blue Sky Laws” means state securities laws, including any “blue sky” laws.

“Business Day” has the meaning used in Rule 14d-1(g) promulgated by the SEC under the Exchange Act.

“Business Insurance Policies” has the meaning set forth in Section 4.21.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificates” has the meaning set forth in Section 3.5(a)(ii).

“Cleanup” means all actions required to (a) identify, investigate, contain, characterize, cleanup, monitor, remove, remediate, transport, treat or otherwise address any Hazardous Substances present in the Environment, (b) address a Release or threatened Release of Hazardous Substances into the Environment, (c) perform pre remedial studies and investigations and post remedial monitoring and care, or (d) respond to any government directives, orders, or requests for information relating to investigation, cleanup, removal, treatment, monitoring or remediation of Hazardous Substances in the Environment. The term includes, but is not necessarily limited to, the definitions of “removal,” “remedial action,” and “respond” as set forth in CERCLA, 42 U.S.C. § 9601 (23), (24) and (25), as amended, and “corrective action” as used in the Resource Conservation and Recovery Act, 42 U.S.C. § 6928(h), as amended.

“Cleanup Costs” means all reasonable costs, fees, expenses (including attorneys’ fees and expenses), settlements, judgments, fines, penalties and other remuneration incurred for Cleanup, including reasonable response costs incurred and oversight fees imposed or assessed by any Governmental Entity with jurisdiction over the Cleanup.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Company Debt Adjustment” has the meaning set forth in Section 3.2(c).

“Closing Date Debt” means an amount equal to the aggregate amount of all obligations of the Company and the Company Subsidiaries immediately prior to the Effective Time (i) for borrowed money, (ii) evidenced by bonds, debentures or notes, (iii) for capitalized lease obligations, (iv) all guarantees and arrangements having the economic effect of a guarantee by the Company or any Company Subsidiary of any indebtedness of any Person (other than the Company or any Company Subsidiary), and (v) all interest, any premiums payable or any other costs or charges (including any prepayment penalties) on any instruments or obligations described in clauses (i) through (iv) hereof, including any such obligations due under (A) the term loans included under the Bank of America Loan and Security Agreement or (B) the Note Equity Purchase Agreement; provided that Closing Date Debt shall not include (1) any principal amounts outstanding immediately prior to the Effective Time under the Existing Revolving Credit Facility or (2) any obligations of the Company or a Company Subsidiary due to insurance companies in connection with financing of premiums of insurance policies.

“Closing Debt Cap” means $15,500,000.

“COBRA” has the meaning set forth in Section 4.8(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereto.

“Company Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company.

“Company Balance Sheet” has the meaning set forth in Section 4.6(a).

“Company Balance Sheet Date” has the meaning set forth in Section 4.6(a).

“Company Benefit Plans” means, to the extent currently sponsored, established, maintained or contributed to or required to be contributed to by the Company or any Company Subsidiary or any ERISA Affiliate for the benefit of any current or former employee or director, or any beneficiary thereof of the Company or any Company Subsidiary, (i) all employee benefit plans within the meaning of Section 3(3) of ERISA, (ii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), medical, vision, dental, life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, stock bonus, pension, profit sharing, savings, retirement, deferred compensation or incentive plans, programs or arrangements and (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees (including, in each category, any plan, program or arrangement that covers only one individual).

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” means the recommendation by the Company Board that the Company’s shareholders vote in favor of the adoption of this Agreement.

“Company Bylaws” means the Amended and Restated Code of Regulations of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common shares, without par value, of the Company.

“Company Common Stock Certificate” has the meaning set forth in Section 3.5(a)(ii).

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Financial Statements” has the meaning set forth in Section 4.6(a).

“Company IP Rights” means material Intellectual Property, including Technology, used in the conduct of the business of the Company and the Company Subsidiaries as currently conducted, including, but not limited to, the Company-Owned IP Rights.

“Company Option” means any option granted, and not exercised, expired or terminated as of immediately prior to the Effective Time, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof to purchase shares of Company Common Stock pursuant to any Company Stock Option Plan.

“Company-Owned IP Rights” means Company IP Rights that are owned exclusively by the Company or any of the Company Subsidiaries, including, without limitation, Company Registered Intellectual Property.

“Company Periodic Reports” means the annual reports and quarterly reports of the Company made available by the Company on www.pinksheets.com since January 1, 2006.

“Company Permits” has the meaning set forth in Section 4.5(a).

“Company Preferred Stock” has the meaning set forth in Section 4.2(a).

“Company Registered Intellectual Property” means all United States, international and foreign (i) patents and patent applications (including provisional applications), (ii) registered service marks and trademarks and applications to register service marks and trademarks, (iii) registered Internet domain names and (iv) registered copyrights and applications for copyright registration, in each case of (i) through (iv) that is owned by the Company or any of the Company Subsidiaries and which have not expired.

“Company Shareholders Approval” has the meaning set forth in Section 4.3(a).

“Company Shareholders Meeting” has the meaning set forth in Section 4.3(a).

“Company Stock Option Plans” means any stock option, stock bonus, stock award or stock purchase plan, program or arrangement, as amended to date, of the Company or any of the Company Subsidiaries or any predecessor thereof, including the Company’s 2006 Long-Term Incentive Plan, as amended or restated, 2004 Long-Term Incentive Plan, as amended or restated, 1997 Long-Term Incentive Plan, as amended or restated, 1997 Directors Plan, as amended or restated, and 2001 Non-Employee Directors’ Stock Appreciation Rights Plan, as amended or restated.

“Company Subsidiary” has the meaning set forth in Section 4.1(a).

“Company Termination Fee” has the meaning set forth in Section 8.2(b).

“Company Transaction Expenses” shall mean all Expenses of the Company including, without limitation, (i) all premiums and other amounts due under the New D&O Tail and (ii) all bonuses payable to management of the Company due to the consummation of the Merger; provided that Company Transaction Expenses shall specifically include any Expenses arising from or in connection with the UK Pension or any due diligence, advice or reviews relating thereto.

“Company Transaction Expenses Adjustment” has the meaning set forth in Section 3.3(b).

“Company Transaction Expenses Cap” shall mean $3,300,000.

“Company Warrants” means warrants to purchase shares of Company Common Stock.

“Confidentiality Agreement” has the meaning set forth in Section 6.3(c).

“Consent” means any consent, approval or authorization of a Person, including any Governmental Entity.

“Continuing Employee” has the meaning set forth in Section 6.8(a).

“Contract” means any agreement, contract, subcontract, lease, sublease, note, loan, evidence of Indebtedness, letter of credit, covenant not to compete, obligation, indenture or option, whether oral or written.

“D&O Indemnified Party” means each person who is now, has been at any time prior to the date of this Agreement, or becomes prior to the Effective Time, an officer, director, employee, controlling shareholder or agent (including a trustee or fiduciary of a Company Benefit Plan) of the Company and each Company Subsidiary and who, at the Effective Time, is entitled to indemnification (i) under the articles or certificate of incorporation or bylaws (or equivalent documents) of the Company or such Company Subsidiary at such time or (ii) pursuant to an indemnification agreement with the Company or any Company Subsidiary in existence on the date hereof, which such indemnification agreements shall be listed in Section 6.7(a) of the Company’s Disclosure Letter.

“Dissenting Shares” has the meaning set forth in Section 3.7.

“Effective Time” has the meaning set forth in Section 2.3.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, adverse claim of title, ownership or other similar encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, and (iii) the use of any asset), other than any encumbrance arising (A) in the ordinary course of business, (B) by reasons of restrictions on transfers under federal, state and foreign securities Laws, (C) under applicable Laws with respect to Taxes not yet due and payable, or (D) under the Loan Agreements.

“Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, wetlands, groundwater, sediments, drinking water supply, ambient air, plants, animals, and natural resources. The term also includes indoor air and building materials to the extent regulated under Environmental Laws.

“Environmental Claim” means a claim or demand by, or notice from, a third party, including any Governmental Entity, person or citizens’ group, (i) seeking a remedy for any Environmental Condition, (ii) alleging liability or responsibility for or with respect to any Environmental Condition, or (iii) alleging a violation of or liability under Environmental Law or Environmental Permits, whether due to negligence, strict liability or otherwise. The term includes administrative investigations, hearings and proceedings, court actions, arbitrations, orders, notices of violation, notice of potential responsibility, claims, actions filed in court (including contribution actions), for or with respect to bodily injury, property damage, damage to the Environment, Cleanup, Cleanup Costs and violations of Environmental Laws, regardless of whether the claim at issue is false, fraudulent or has no basis in fact and regardless of whether the party against who the claim is asserted has a legal or equitable defense to such claim.

“Environmental Condition” means the intentional or unintentional presence of, Release or threatened Release of any Hazardous Substances at or into the Environment.

“Environmental Laws” means any Law, including Cleanup standards developed by any Governmental Entity dealing with pollution or the protection of the Environment or exposure to Hazardous Substances, and includes, but is not necessarily limited to CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended.

“Environmental Permits” means any authorizations, licenses, permits, plans, or registrations required by or issued pursuant to any Environmental Law by any Governmental Entity in connection with the Company’s or any Company Subsidiary’s activities and operations at the Facilities or the Real Properties.

“Equalization Purchase Price Adjustment” has the meaning set forth in Section 3.4(c).

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, as of the date hereof, any entity or trade or business (whether or not incorporated), other than the Company and the Company Subsidiaries, that currently, together with the Company is considered under common control and treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“Estimated Closing Date Company Debt” has the meaning set forth in Section 3.2(b).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 3.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Exchange Agent” means US Bank, NA. or such other party mutually acceptable to Company and Parent.

“Exchange Agent Agreement” has the meaning set forth in Section 3.5(b).

“Exchange Fund” has the meaning set forth in Section 3.5(b).

“Existing Revolving Credit Facility” shall mean all Indebtedness arising under the revolving credit facility included under the Bank of America Loan and Security Agreement.

“Expenses” includes all out-of-pocket expenses (including all fees and expenses of legal counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

“Facilities” means all plants, offices, manufacturing facilities, stores, warehouses, administration buildings and real property and related facilities and fixtures owned or leased by the Company or any of the Company Subsidiaries.

“Final Salary Scheme Members” means the employees, directors, ex-employees and ex-directors of UK Corrpro who are entitled to benefit under the UK Pension and all those persons who are spouses, children and dependants thereof.

“Final Salary Scheme Trustees” means M. Davies, N. Darley and P.F. Rogan.

“Financing” has the meaning set forth in Section 5.5.

“Financing Commitment Letter” has the meaning set forth in Section 5.5.

“First Equalization Purchase Price Adjustment” has the meaning set forth in Section 3.4(b).

“Fully Diluted Shares” means the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, assuming the exercise of all shares subject to all fully vested Company Options (other than Non-Vesting Option Shares) for which the exercise price thereof is less than the Per Share Merger Consideration and assuming exercise in full of all Company Warrants and assuming the cancellation of 250,000 shares of restricted stock held by William V. Larkin, Jr.

“GAAP” means generally accepted accounting principles as applied in the United States as in effect on the date hereof.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Tax authority or any other governmental or quasi-governmental entity.

“Group” has the meaning as used in Section 13 of the Exchange Act, except where the context otherwise requires.

“Hazardous Substances” means any solid, liquid, gaseous or thermal pollutant, element, chemical, irritant, vapor, waste or contaminant regulated because of its actual or potential adverse effect on human health or Environment, including but not limited to, solid waste, herbicides, pesticides, asbestos-containing material, polychlorinated biphenyls, pesticides, lead-based paint, oil, petroleum, petroleum- based products and constituents thereof, radiation and noise.

“HM Revenue” means HM Revenue & Customs (previously the Inland Revenue) which grants tax approval with respect to UK pension schemes.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Income Tax” shall mean any income or franchise Tax imposed on or measured by net income, taxable income, gross profit, net worth, capital, gross receipts or any substantially similar measure, including but not limited to Texas gross margins tax, Michigan receipts tax, Ohio commercial activities tax and the Washington business and occupation tax.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property (excluding obligations of such Person to creditors for raw materials, inventory and supplies incurred in the ordinary course of such Person’s business), (vi) all capitalized lease obligations of such Person, (vii) all obligations of others secured by any Encumbrance on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof), (ix) all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business), (x) all obligations of such Person to purchase securities (or other property) that arise out of or in connection with the sale of the same or substantially similar securities or property, (xi) all guarantees and arrangements having the economic effect of a guarantee of such Person of any indebtedness of any other Person, and (xii) all interest, any premiums payable or any other costs or charges (including any prepayment penalties) on any instruments or obligations described in clauses (i) through (xi) hereof; provided, however, that Indebtedness shall not include any liabilities arising from (A) the UK Pension deficit, and (B) any obligation due to insurance companies in connection with financing of premiums of insurance policies.

“Intellectual Property” means any and all worldwide industrial and intellectual property rights, including, without limitation, Internet domain names and any rights available (including with respect to Technology) under patent, trademark, service mark, utility model, copyright or trade secret Law or any other statutory provision or common law doctrine in the United States or other country, irrespective of whether such rights are registered, and including without limitation, utilization rights.

“Investor and Registration Rights Agreement” means that certain Investor and Registration Rights Agreement, dated as of March 30, 2004, by and between CorrPro Investments, LLC and the Company.

“IRS” means the United States Internal Revenue Service.

“Know-How” means proprietary trade secrets, formulae, invention records, specifications, quality control procedures, manufacturing processes and other know-how.

“Knowledge” means (i) with respect to the Company and/or any Company Subsidiary, the actual knowledge of a fact, circumstance, event or other matter by any of the following individuals: William V. Larkin, Robert Mayer, David Kroon, David Johnson, Bruce Wiskel, Mark Davies, Tim Wallace, Denise Patterson, Karen Domingue, Jeff Rog, Randy Galisky, Spencer Turpin, Todd Brabson, Glenn Betts, Shue Underwood, Terry Lacey, and Andrew Gillespie, and (ii) with respect to any other Person, the actual knowledge of a fact, circumstance, event or other matter by the officers and directors of such Person.

“Law” means any foreign or domestic federal, state, provincial, local, municipal or other law, statute, code, treaty, ordinance, rule, regulation, legal doctrine, order, permit, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Lease” has the meaning set forth in Section 4.15(b).

“Leased Real Property” has the meaning set forth in Section 4.15(b).

“Loan Agreements” means (i) the Bank of America Loan and Security Agreement, (ii) the Note and Equity Purchase Agreement, (iii) the loan agreements listed on Schedule A, and (iv) in the case of clauses (i) through (iii) above, all amendments, modifications or supplements thereto.

“Losses” of a Person shall mean, without duplication, any and all out of pocket losses, liabilities, damages, claims, awards, judgments, costs and expenses, interest and penalties (including, without limitation, reasonable attorneys’ fees) imposed upon or sustained or incurred by such Person.

“LPI Purchase Price Adjustment” has the meaning set forth in Section 3.4.

“Material Adverse Effect” means any effect, event, occurrence, development, circumstance, change or condition (each an “Effect”) that is materially adverse to the assets, business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, except to the extent that such Effect results from (i) changes or conditions affecting economic or capital markets in the United States or internationally, (ii) changes or conditions affecting the industry in which the Company or any Company Subsidiary operates, (iii) the announcement of this Agreement or the transactions contemplated hereby or of the identity of Parent, (iv) any outbreak of major or material worsening of hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located, or (v) any actions required under this Agreement to obtain any authorization or approval under applicable antitrust or competition laws for the consummation of the transactions contemplated by this Agreement.

“Material Contract” has the meaning set forth in Section 4.9(a).

“Merger” has the meaning set forth in the recitals hereto.

“Merger Consideration to Common” means the difference between (i) the Adjusted Purchase Price and (ii) the Series B Liquidation Amount.

“Merger Sub” has the meaning set forth in the preamble hereto.

“Money Purchase Scheme” means the Group Personal Pension Plan with Standard Life.

“New D&O Tail” has the meaning set forth in Section 6.7(b).

“Non-Vesting Option Shares” means the $1.75 Option Shares, the $2.25 Option Shares or any other shares subject to Company Options that are not vested as of the Effective Time.

“Note and Equity Purchase Agreement” means that certain Note and Equity Purchase Agreement, dated as of March 30, 2004, by and among the Company, and CCFC, Inc., a Nevada corporation, Ocean City Research Corp., a New Jersey corporation, and Corrpro International, Inc., a Delaware corporation, Commonwealth Seager Holdings Ltd., an Alberta corporation, Corrpro Canada, Inc., an Alberta corporation, and Borza Inspections Ltd., an Alberta corporation, the securities purchasers listed in Annex A (or any amendment or supplement thereto) attached thereto and American Capital Financial Services, Inc., a Delaware corporation, as administrative agent for purchasers thereunder.

“Notice of Superior Offer” has the meaning set forth in Section 6.4(c).

“OGCL” has the meaning set forth in the recitals hereto.

“Parent” has the meaning set forth in the preamble hereto.

“Parent Material Adverse Effect” means any Effect that is materially adverse to the assets, business, financial condition or results of operations of the Parent and the Parent Subsidiaries, taken as a whole, except to the extent that such Effect results from (i) changes or conditions affecting economic or capital markets in the United States or internationally, (ii) changes or conditions affecting the industry in which the Parent or any Parent Subsidiary operates, (iii) the announcement of this Agreement or the transactions contemplated hereby or the identity of Parent, (iv) any outbreak of major or material worsening of hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located, or (v) any actions required under this Agreement to obtain any authorization or approval under applicable antitrust or competition laws for the consummation of the transactions contemplated by this Agreement.

“Parent Subsidiary” has the meaning set forth in Section 5.1.

“Payee” means each recipient of Merger Consideration to Common including upon exercise or cash out of a Company Option, restricted stock or a Company Warrant.

“Pensions Regulator” means the regulator of work-based pension schemes in the United Kingdom created under the Pensions Act 2004.

“Per Share Merger Consideration” means the quotient of (i) the Merger Consideration to Common, divided by (ii) the number of Fully Diluted Shares.

“Permit” means any permit, authorization, approval, registration, license, certificate, exemption, waiver or variance issued or granted by or obtained from any Governmental Entity.

“Permitted Exceptions” has the meaning set forth in Section 4.15(a).

“Person” means an individual, corporation, limited liability company, partnership (limited, general or otherwise), association, trust, business trust, unincorporated organization, or other entity or group.

“Pre-Closing Straddle Period” has the meaning set forth in Section 4.13(a).

“Pre-Closing Tax Periods” has the meaning set forth in Section 6.12(a).

“Proceeding” shall mean any claim, action, suit or proceeding whether civil, criminal, administrative or investigative.

“Purchase Price” means $65,600,000.

“Qualified Plan” has the meaning set forth in Section 4.8(b).

“Real Properties” has the meaning set forth in Section 4.15(a).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping.

“Representatives” means an entity’s directors, officers, employees, Affiliates, accountants, consultants, legal counsel, advisors, investment bankers, brokers, agents and other representatives.

“Restraint” has the meaning set forth in Section 7.1(b).

“SEC” means the Securities and Exchange Commission.

“Second Equalization Purchase Price Adjustment” has the meaning set forth in Section 3.4(c).

“Secretary of State” has the meaning set forth in Section 2.3.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Series A Preferred Stock” has the meaning set forth in Section 4.2(a).

“Series B Liquidation Amount” means the aggregate liquidation preference payable to all the holders of the Series B Preferred Stock on the Closing Date under Article Fourth, Section (d)(4) of the Company Articles of Incorporation. Schedule B hereto sets forth the Series B Liquidation Amount.

“Series B Liquidation Amount Per Share” means an amount equal to (i) the Series B Liquidation Amount, divided by (ii) the number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time.

“Series B Preferred Stock” has the meaning set forth in Section 4.2(a).

“Series B Preferred Stock Certificate” has the meaning set forth in Section 3.5(a)(ii).

“Straddle Period” has the meaning set forth in Section 6.12(a).

“Subsequent Disclosure Schedule” has the meaning set forth in Section 10.13.

“Subsequent Event” has the meaning set forth in Section 10.13.

“Subsidiary” of a specified entity means any corporation, partnership, limited liability company, joint venture or other entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests.

“Superior Offer” means, with respect to the Company, an unsolicited, bona fide written offer made by a third party for an Acquisition Proposal on terms that the Company Board has in good faith concluded (after consultation with its outside legal counsel and its financial advisor), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable to the Company’s shareholders (in their capacities as shareholders) than the terms of the Merger and is reasonably capable of being consummated.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax Return” means any report, return, statement, declaration, claim for refund, information return or other written information (including any related or supporting schedules, statements or information and amended returns) filed or required to be filed in connection with any Taxes, including (i) any schedule or attachment thereto and any amendment or supplement thereof and (ii) the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Taxes” means (i) all taxes, levies, assessments, duties, imposts or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, profits, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, excise, capital, wage, employment, payroll, withholding, social security, Medicare, severance, occupation, import, custom, duties, stamp, documentary, mortgage, registration, alternative, add-on minimum, environmental, franchise or other governmental taxes or charges of any kind whatsoever, imposed by any Governmental Entity responsible for the imposition of any such tax (each, a “Tax Authority”), including any interest, penalties, fines or additions to tax applicable or related thereto, (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group (or being included (or required to be included) in any Tax Return related thereto) and (iii) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify or otherwise contribute, assume or succeed to the liability of any other Person with respect to the payment of any amounts of the type described in clause (i) or clause (ii).

“Technology” means, collectively, designs, formulae, methods, techniques, ideas, data improvements, inventions, software and other similar materials, all recordings, graphs, drawings, reports, analyses, and Know-How and other writings, and any other embodiments of the above, in any form whether or not specifically listed herein, and all related technology, that are used, incorporated or embodied in or displayed by any of the foregoing or used in the design, development, reproduction, sale, marketing, maintenance or modification of any of the foregoing.

“UK Corrpro” means Corrpro Companies Europe Limited.

“UK Pension” means the Corrpro Companies Europe Limited Pension and Assurance Scheme established by an Interim Trust Deed dated 29 November 1974 and currently governed by a Definitive Trust Deed and Rules dated 7 November 2000 of which UK Corrpro is the principal employer.

“UK Valuation” has the meaning set forth in Section 4.8(o)(vii).

ARTICLE 2

THE MERGER

2.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the OGCL, Merger Sub, at the Effective Time, shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and as a wholly-owned Subsidiary of Parent.

2.2 The Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place on the third (3rd) Business Day at 10:00 a.m. (Central time) after the satisfaction or waiver of each of the conditions set forth in Article 7 (other than those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such condition at such time) or at such other time or date as the parties hereto agree. The Closing shall take place at the offices of Thompson Coburn in St. Louis, Missouri or such other location as the parties hereto agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”

2.3 Effective Time. On the Closing Date, a properly executed certificate of merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) conforming to the requirements of the OGCL, and otherwise in form and substance satisfactory to Parent and the Company, shall be filed with the Secretary of State of the State of Ohio (the “Secretary of State”). The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State, or such later date and time as the Company and Parent may agree and specify in the Certificate of Merger. The date and time the Merger becomes effective is referred to in this Agreement as the “Effective Time.” For all purposes, all of the document deliveries and other actions to occur at the Closing will be conclusively presumed to have occurred at the same time, immediately before the Effective Time, unless otherwise specifically set forth in the applicable document.

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the OGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Articles of Incorporation; Bylaws. At the Effective Time, the articles of incorporation and the code of regulations of the Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation and code of regulations of the Surviving Corporation.

2.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office until such person’s successor shall be elected and qualified or such person’s earlier death, resignation or removal in accordance with the OGCL, articles of incorporation and code of regulations of the Surviving Corporation. The executive officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office until such person’s successor shall be elected and qualified or such person’s earlier death, resignation or removal in accordance with the OGCL, articles of incorporation and code of regulations of the Surviving Corporation.

ARTICLE 3

EFFECT ON EQUITY INTERESTS; EXCHANGE OF CERTIFICATES

3.1 Effect on Equity Interests. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1(c) and Dissenting Shares referred to in Section 3.7) shall be converted, subject to the other provisions of Section 3.1 and Sections 3.5(e) and 3.7, into the right to receive the Per Share Merger Consideration. At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the Per Share Merger Consideration multiplied by the number of shares represented by such certificate, subject to other provisions of Section 3.1 and Sections 3.5(e) and 3.7.

(b) Series B Preferred Stock. Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Series B Preferred Stock to be canceled pursuant to Section 3.1(c) and Dissenting Shares referred to in Section 3.7) shall be converted, subject to the other provisions of Section 3.1 and Sections 3.5(e) and 3.7, into the right to receive an amount in cash without interest equal to the Series B Liquidation Amount Per Share. At the Effective Time, all shares of Series B Preferred Stock shall no longer be outstanding and shall automatically cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the Series B Liquidation Amount Per Share multiplied by the number of shares represented by such certificate, subject to other provisions of Section 3.1 and Section 3.5(e) and Section 3.7.

(c) Cancellation of Certain Shares. Each share of Company Capital Stock held, immediately prior to the Effective Time, by the Company, any Company Subsidiary, the Parent, Merger Sub or any Subsidiary of the Parent or Merger Sub shall be canceled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

(d) Change in Shares. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to shares of Company Capital Stock occurring after the date of this Agreement and prior to the Effective Time, the Per Share Merger Consideration, the Series B Liquidation Amount Per Share and all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(e) Capital Stock of Merger Sub. At the Effective Time, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Merger Sub, be converted into and become one share of common stock of the Surviving Corporation (and the shares of the Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

3.2 Closing Date Company Debt Adjustment.

(a) Cooperation. Prior to the Closing Date, the Company shall cooperate and use commercially reasonable efforts to assist the Acquirors to coordinate the repayment in full by the Acquirors on the Closing Date of certain Indebtedness outstanding as of the Closing Date, including obtaining pay-off letters and releases of all Encumbrances securing any such Indebtedness.

(b) Estimated Closing Date Company Debt. At least five (5) Business Days prior to the Closing Date, the Company shall prepare, and deliver to the Parent a certificate which shall set forth (i) the estimated Closing Date Debt of the Company as of immediately prior to the Effective Time, itemized by individual payor and payee and estimated outstanding balance as of the Closing Date (the “Estimated Closing Date Company Debt”), and (ii) a statement of the amount of any Closing Date Company Debt Adjustment calculated pursuant to Section 3.2(c) below. The Company and the Company Subsidiaries shall provide the Acquirors and their respective designees with reasonable cooperation and access at reasonable times to their books and records (including financial statements) and to their personnel to verify the Estimated Closing Date Company Debt. The accuracy of the Estimated Closing Date Company Debt shall be reasonably acceptable to Parent.

(c) Adjustment to Purchase Price Based on Estimated Closing Date Company Debt. The Purchase Price and the corresponding amount payable to the Payees shall be decreased, by the amount, if any, that the Estimated Closing Date Company Debt exceeds the Closing Debt Cap (the amount of any such excess, the “Closing Date Company Debt Adjustment”).

3.3 Closing Date Company Transaction Expenses Adjustment.

(a) Estimated Company Transaction Expenses. At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Parent a certificate which shall set forth the Company Transaction Expenses (or an estimate determined in the good faith of the Company for all Company Transaction Expenses that are not then known or determinable) itemized by individual payor and payee and the estimated amount due including amounts that may be incurred at or after the Effective Time (the “Estimated Company Transaction Expenses”). The accuracy of the Estimated Company Transaction Expenses shall be reasonably acceptable to Parent.

(b) Adjustment to Purchase Price Based on Estimated Company Transaction Expenses. The Purchase Price and the corresponding amount payable to the Payees shall be decreased, by the amount, if any, that the Estimated Company Transaction Expenses exceeds the Company Transaction Expenses Cap (the amount of any such excess, the “Company Transaction Expenses Adjustment”).

3.4 UK Pension Purchase Price Adjustments.

(a) LPI Purchase Price Adjustment. The Purchase Price shall be increased by the amount of $250,000 (such increase, if any, the “LPI Purchase Price Adjustment”), if, on or prior to the Closing Date, the Company provides the Parent with (i) an amendment to the governing documents of the UK Pension, together with (A) documentary or other evidence providing the Parent with reasonable assurance that such amendment was properly adopted and properly executed in accordance with all necessary legal formalities as required by the UK Pension governing documents providing for the statutory limited price indexation pension increases for pension benefits earned in the UK Pension after approximately April 5, 1997 and (B) if available, evidence providing the Parent with reasonable assurance to confirm the persons serving as the trustees to the UK Pension, the formal name of the UK Pension and the directors and officers of the UK Pension’s sponsoring employer on the date of adoption of such amendment, and (ii) documentary or other evidence providing the Parent with reasonable assurance of the proper administration of the UK Pension in accordance with such amendment, like for example, a statement from the UK Pension’s current pension’s administrator stating that this has occurred and a statement from the UK Pension’s actuary that this amendment has been funded for in the last valuation prepared with respect to the UK Pension.

(b) First Equalization Purchase Price Adjustment. The Purchase Price shall be increased by the amount of $675,000 (such increase, if any, the “First Equalization Purchase Price Adjustment”), if on or prior to the Closing Date, the Company provides the Parent with (i) an amendment to the governing documents of the UK Pension, together with documentary or other evidence providing the Parent with reasonable assurance that such amendment was properly adopted and properly executed in accordance with all necessary legal formalities as required by the UK Pension governing documents providing for the equalization of retirement ages at least for future pensionable service for male and female members of the UK Pension in accordance with UK legislation for all benefits provided by the UK Pension except in relation to the statutory guaranteed minimum pension benefits with such amendment beginning on or about November or December, 1990, and (ii) documentary or other evidence providing the Parent with reasonable assurance of the proper administration of the UK Pension in accordance with such amendment, like for example, a statement from the UK Pension’s current pension administrator stating that this has occurred and a statement from the UK Pension’s actuary that this amendment has been funded for in the last valuation prepared with respect to the UK Pension.

(c) Second Equalization Purchase Price Adjustment. The Purchase Price shall be increased by the additional amount of $75,000 (such increase, if any, the “Second Equalization Purchase Price Adjustment”; and together with the First Equalization Purchase Price Adjustment, the “Equalization Purchase Price Adjustment”), if on or prior to the Closing Date, the Company provides the Parent with documentary or other evidence providing the Parent with reasonable assurance of the proper funding of the UK Pension in relation to the provision of equal retirement ages for male and female members of the UK Pension in accordance with UK legislation for all benefits provided by the UK Pension except in relation to the statutory guaranteed minimum pension benefits for the period on and from 17 May 1990 up to such amendment being made on or about November or December, 1990, as referred to in Section 3.4 (b) above, like for example, a statement from the UK Pension’s current pension administrator stating that this has occurred and a statement from the UK Pension’s actuary that this change has been funded for in the last valuation prepared with respect to the UK Pension (for the avoidance of doubt this clause (c) is likely to require that the UK Pension has provided pension benefits for both male and female members of the UK Pension during the applicable period based on a normal retirement date of 60).

(d) Presumption as to Documents. The Company and the Parent agree that consistent with governing law in the United Kingdom, proper execution of the amendments and other documents referenced in clauses (a), (b) and (c) above by the parties to such amendments and other documents will be presumed unless evidence contrary to such presumption has been located.

3.5 Payment and Exchange of Certificates.

(a) Exchange Procedures.

(i) [Intentionally Omitted.]

(ii) Promptly after the Effective Time, but in any event within three (3) Business Days following the Effective Time, Parent shall cause the Exchange Agent (as defined below) to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (a “Company Common Stock Certificate”) or Series B Preferred Stock (a “Series B Preferred Stock Certificate,” and together with the Company Common Stock Certificates, the “Certificates”) (except such holders of Series B Preferred Stock who have delivered the Applicable Documents to Parent or the Exchange Agent not less than five (5) Business Days prior to the Closing pursuant to Section 3.5(a)(vi)) and that at the Effective Time were, in accordance with this Article 3, converted into the right to receive the consideration set forth in and pursuant to Section 3.1, (A) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be reasonably satisfactory to the Company and (B) instructions for use in effecting surrender by such holder of Certificates to the Exchange Agent in exchange for the consideration set forth in Section 3.1.

(iii) Upon the surrender by a Payee to the Exchange Agent of such Payee’s Applicable Documents, the Payee shall be entitled to receive in exchange for such Company Common Stock Certificate a check (or, if requested by such Payee, a wire transfer) for the amount equal to (A) the Per Share Merger Consideration, multiplied by (B) the number of shares of Company Common Stock represented by such Company Common Stock Certificate, after giving effect to any required withholding tax, and such Company Common Stock Certificate shall forthwith thereafter be canceled.

(iv) The holder of each Series B Preferred Stock Certificate (except such holders of Series B Preferred Stock who have delivered the Applicable Documents to Parent or the Exchange Agent not less than five (5) Business Days prior to the Closing pursuant to Section 3.5(a)(vi)), upon the surrender by such holder to the Exchange Agent of the Applicable Documents, shall be entitled to receive in exchange for such Series B Preferred Stock Certificate a check (or, if requested by such holder, a wire transfer) for an amount equal to (A) the Series B Liquidation Amount Per Share, multiplied by (B) the number of shares of Series B Preferred Stock represented by such Series B Preferred Stock Certificate, after giving effect to any required withholding tax, and such Series B Preferred Stock Certificate shall forthwith thereafter be canceled.

(v) In the event of a transfer of ownership of shares of Company Common Stock or Series B Preferred Stock that is not registered on the transfer records of the Company, the cash consideration payable hereunder with respect to such shares of Company Common Stock or Series B Preferred Stock may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer. Subject to Section 3.7, each Certificate shall be deemed at all times from and after the Effective Time to represent only the right to receive, upon exchange as contemplated in this Section 3.5, the consideration set forth in Section 3.1. No interest shall be paid or accrue on any consideration payable upon surrender of any Certificate.

(vi) At the Closing, Parent shall pay directly to each holder of Series B Preferred Stock who has delivered the Applicable Documents to Parent or the Exchange Agent not less than five (5) Business Days prior to Closing, an amount equal to (A) the Series B Liquidation Amount Per Share, multiplied by (B) the number of shares of Series B Preferred Stock represented by the Series B Preferred Stock Certificate(s) of such holder, after giving effect to any required withholding tax. Notwithstanding anything to the contrary in this Agreement, the parties hereto expressly acknowledge and agree that Parent shall not deliver any portion of the Series B Liquidation Amount payable in respect of a Series B Preferred Stock Certificate for which the holder thereof has not delivered the Applicable Documents to Parent or the Exchange Agent not less than five (5) Business Days prior to Closing but that Parent shall instead deliver to the Exchange Agent pursuant to Section 3.5(a)(i) above the portion of the Series B Liquidation Amount payable in respect of such Series B Preferred Stock Certificate.

(b) Exchange Agent. At or prior to the Effective Time, Parent or a direct or indirect Subsidiary of Parent shall enter into an agreement with Exchange Agent (the “Exchange Agent Agreement”), which shall establish reasonable procedures (including the deposit by the Parent with the Exchange Agent of the Aggregate Merger Consideration on or before the Effective Time) reasonably satisfactory to the Company for exchange in accordance with this Article 3, through the Exchange Agent (except as provided in Section 3.5(a)(vi) and 3.6(c)(ii)), an amount of cash sufficient to deliver to the holders of Company Common Stock and Series B Preferred Stock (other than Dissenting Shares and shares cancelled pursuant to Section 3.1(c)) the Aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”) deliverable pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock and Series B Preferred Stock (other than Dissenting Shares and shares cancelled pursuant to Section 3.1(c)). The Exchange Agent shall, pursuant to irrevocable instructions from the Acquirors, deliver the Aggregate Merger Consideration contemplated to be issued pursuant to Section 3.1 out of the Exchange Fund.

(c) Further Rights in Company Common Stock and Series B Preferred Stock. The Merger Consideration to Common issued and paid upon conversion of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Stock. The Series B Liquidation Amount issued and paid upon conversion of shares of Series B Preferred Stock in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Series B Preferred Stock.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of shares of Company Common Stock or Series B Preferred Stock for twelve (12) months after the Effective Time may be delivered to the Surviving Corporation, upon demand, and any holders of shares of Company Common Stock or Series B Preferred Stock who have not theretofore complied with this Article 3 shall thereafter look only to the Surviving Corporation (subject to applicable abandoned property, escheat and similar Laws) for the Per Share Merger Consideration or Series B Liquidation Amount Per Share, as applicable, without any interest thereon.

(e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation in its discretion, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration or Series B Liquidation Amount Per Share, as applicable, to be paid in respect of the shares of Company Common Stock or Series B Preferred Stock represented by such Certificate, without any interest thereon.

(f) Withholding. Parent, Merger Sub or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Series B Preferred Stock, Company Options or Company Warrants such amounts as Parent, Merger Sub or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local, provincial or foreign Tax Law. To the extent that amounts are so withheld by Parent, Merger Sub or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock, Series B Preferred Stock, Company Options or Company Warrants in respect of whom such deduction and withholding was made by Parent, Merger Sub or the Exchange Agent.

3.6 Convertible Securities.

(a) Company Options. At the Effective Time, each vested in-the-money Company Option will be deemed exercised on such date. Upon such deemed exercise, the holder of each such Company Option shall immediately receive a cash payment from Parent or the Surviving Corporation equal to the product of (i) the total number of vested and unexercised shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time, multiplied by (ii) the excess (if any) of (A) the Per Share Merger Consideration over (B) the exercise price per share subject to such Company Option, such cash payment to be reduced by any required withholding of Taxes.

(b) Non-Vesting Options. At the Effective Time, each Non-Vesting Option Share shall be canceled and extinguished.

(c) Company Warrants.

(i) Following the Effective Time, each Company Warrant shall in no event be exercisable for any equity securities of Parent, the Company or any of their Subsidiaries. The Company shall take all action necessary to cause all Company Warrants to be terminated upon the Effective Time; provided, however, that the holder of any such terminated Company Warrant (except such holders of Company Warrants who have delivered the Applicable Document to Parent or the Exchange Agent not less than five (5) Business Days prior to the Closing pursuant to subsection (ii) below) shall be entitled to receive following the Effective Time, upon surrender of the Applicable Document, a cash payment from the Exchange Agent equal to the product of (A) the total number of shares of Company Common Stock issuable upon exercise of such Company Warrant immediately prior to such termination multiplied by (B) the excess (if any) of (x) the Per Share Merger Consideration over (y) the exercise price per share in effect for such Company Warrant, such cash payment to be reduced by any required withholding of Taxes.

(ii) At the Closing, Parent shall deliver to each holder of Company Warrants who has delivered the Applicable Documents to Parent or the Exchange Agent not less than five (5) Business Days prior to Closing, an amount equal to the product of (A) the total number of shares of Company Common Stock issuable upon exercise of such

Company Warrant immediately prior to such termination multiplied by (B) the excess (if any) of (x) the Per Share Merger Consideration over (y) the exercise price per share in effect for such Company Warrant, such cash payment to be reduced by any required withholding of Taxes. Notwithstanding anything to the contrary in this Agreement, the parties hereto expressly acknowledge and agree that Parent shall not deliver a Company Warrant Holder any consideration payable in respect of a Company Warrant for which the holder thereof has not delivered the Applicable Document to Parent or the Exchange Agent not less than five (5) Business Days prior to Closing but that Parent shall instead deliver to the Exchange Agent pursuant to Section 3.6(c)(i) above any consideration payable in respect of such Company Warrant.

(d) The Company shall take all action necessary in order to effect the foregoing provisions of this Section 3.6 as of the Effective Time.

3.7 Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock or Series B Preferred Stock that are outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of Company Common Stock or Series B Preferred Stock, as applicable, in accordance with Section 1701.85 of the OGCL (“Dissenting Shares”) shall not be converted into a right to receive the Per Share Merger Consideration or the Series B Liquidation Amount Per Share, as applicable, but instead shall only be entitled to the rights provided under Section 1701.85 of the OGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal and payment under the OGCL, the right of such holder to such appraisal of its shares of Company Common Stock or Series B Preferred Stock, as applicable, shall cease, and such shares of Company Common Stock or Series B Preferred Stock, as applicable, shall be deemed converted as of the Effective Time into the right to receive the Per Share Merger Consideration or the Series B Liquidation Amount, as applicable, as provided in this Article 3. The Company shall give Parent prompt notice of any written demands received by the Company for appraisal of shares. The Company shall not, except with Parent’s prior written consent, voluntarily make any payment with respect to or offer to settle or settle any demands for appraisal for Dissenting Shares.

ARTICLE 4

COMPANY REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation organized, validly existing and in good standing under the laws of the State of Ohio. Each Subsidiary of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) has been organized, and is validly existing and in good standing, under the laws of the jurisdiction of its incorporation or organization, as the case may be. The Company and each Company Subsidiary has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and as currently proposed by it to be conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction set forth in Section 4.1(a) of the Company Disclosure Letter where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) Section 4.1(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all of the Company Subsidiaries and former subsidiaries of the Company that have been dissolved or divested within the 58-month period prior to the date hereof and the jurisdictions of their incorporation or organization and date of dissolution or divestiture, as the case may be. None of the Company or any Company Subsidiary holds an Equity Interest in any Person other than a Company Subsidiary. Except as set forth in Section 4.1(b) of the Company Disclosure Letter, the Company is the direct or indirect owner of all of the issued and outstanding Equity Interests of each Company Subsidiary, and all such Equity Interests are duly authorized, validly issued, fully paid and nonassessable. All of the issued and outstanding Equity Interests of each Company Subsidiary owned directly or indirectly by the Company are free and clear of all Encumbrances.

(c) The Company has made available to Parent copies of all certificates or articles of incorporation, bylaws, and other organizational documents of the Company and each Company Subsidiary, as currently in effect.

(d) Except as set forth in Section 4.1(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a partner or member of (nor are any part of their respective businesses conducted through) any partnerships or limited liability companies, and neither the Company nor any Company Subsidiary is a participant in any joint venture or similar arrangement with any third party. With respect to any joint venture or similar arrangement listed on Section 4.1(d) of the Company Disclosure Letter, copies of all material agreements pertaining to such joint venture or arrangement have been provided or made available to Parent, in each case as are currently in effect.

4.2 Capitalization.

(a) The authorized capital stock of the Company consist of (i) 40,000,000 shares of Company Common Stock, (ii) 800,000 serial preferred shares with voting rights, without par value, of which 500,000 shares are designated as Series A Junior Participating Preferred Shares (the “Series A Preferred Stock”) and 50,000 shares are designated as Series B Cumulative Redeemable Voting Preferred Stock (the “Series B Preferred Stock,” and, together with the Series A Preferred Stock, the “Company Preferred Stock”), and (iii) 200,000 serial preferred shares without voting rights, without par value. As of the date of this Agreement, (i) 9,551,843 shares of Company Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid and nonassessable and 46,445 shares of Company Common Stock were held in the treasury of the Company, (ii) no shares of Series A Preferred Stock were issued or outstanding, and (iii) 13,000 shares of Series B Preferred Stock were issued and outstanding, all of which were validly issued and fully paid and nonassessable. No shares of serial preferred shares without voting rights, without par value, have been designated for issuance or issued. Except for the Company Options, the Company Warrants and the Series B Preferred Stock, there are no shares of capital stock or securities convertible into or exchangeable for or rights to acquire shares of capital stock of the Company authorized, issued, outstanding or reserved for issuance.

(b) As of the date of this Agreement, the Company has reserved 8,542,654 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Stock Option Plans, of which 6,337,438 shares are subject to outstanding and unexercised stock options and 2,160,883 shares remain available for issuance thereunder. Upon the issuance of any share of Company Common Stock upon the exercise of Company Options prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which such share is issuable, such share will be duly authorized, validly issued, fully paid and nonassessable. Section 4.2(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Options which will be vested and fully exercisable at the Effective Time, whether pursuant to their terms or the transactions contemplated herein, including the names of the holders of such Company Options, the number of shares underlying such Company Options, and the respective exercise prices thereof. Upon the issuance of any share of Company Common Stock upon the exercise of Company Options prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which such share is issuable, such share will be duly authorized, validly issued, fully paid and nonassessable.

(c) As of the date of this Agreement, there are outstanding and unexercised Company Warrants to purchase 16,952,632 shares of Company Common Stock. Upon the issuance of any share of Company Common Stock upon the exercise of Company Warrants prior to or at the Effective Time on the terms and conditions specified in the instruments pursuant to which such share is issuable, such share will be duly authorized, validly issued, fully paid and nonassessable. Section 4.2(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Warrants which will be held and fully exercisable at the Effective Time, whether pursuant to their terms or the transactions contemplated herein, including the names of the holders of such Company Warrants, the number of shares underlying such Company Warrants, and the respective exercise prices thereof. Upon the issuance of any share of Company Common Stock upon the exercise of Company Warrants prior to or at the Effective Time on the terms and conditions specified in the instruments pursuant to which such share is issuable, such share will be duly authorized, validly issued, fully paid and nonassessable.

(d) Except as provided in the Company Stock Option Plans, the Company’s agreements granting Company Options, the Company Articles of Incorporation, the Investor and Registration Rights Agreement, the Company Warrants and the Note and Equity Purchase Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or anti-dilutive right with respect to, any shares of Company Common Stock or any other Equity Interests in the Company or any Company Subsidiary.

4.3 Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement (other than the Company Shareholders Approval). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (other than the Company Shareholders Approval). This Agreement has been duly authorized and validly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Merger Sub) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the rights of creditors generally and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies. The affirmative vote of (i) the holders of a majority of all shares of Company Common Stock issued and outstanding on the record date set for the meeting of the Company’s shareholders (the “Company Shareholders Meeting”), together with the holders of the Series B Preferred Stock, voting as set forth in Article Fourth, Section (d)(5)(ii) of the Company Articles of Incorporation and (ii) the holders of a majority of all shares of Series B Preferred Stock issued and outstanding on the record date, voting as set forth in Article Fourth, Section (d)(6) of the Company Articles of Incorporation to adopt this Agreement (the “Company Shareholders Approval”) is the only vote of the holders of capital stock of the Company necessary to adopt this Agreement and effectuate the Merger under applicable Law and the Company Articles of Incorporation.

(b) The Company has taken all appropriate actions so that the restrictions on “Chapter 1704. transactions” contained in Chapter 1704 of the Ohio Revised Code shall not apply with respect to, or as a result of, this Agreement and the transactions contemplated hereby (including the Merger) without any further action on the part of the Company’s shareholders or the Company Board.

4.4 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.4(a) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any provision of the Company Articles of Incorporation or Company Bylaws or any equivalent organizational documents of any Company Subsidiary, (ii) subject to obtaining the Company Shareholders Approval and assuming that all consents, approvals, authorizations and permits described in Section 4.4(b) have been obtained and all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary, or by which any property or asset of the Company or any Company Subsidiary is bound or affected, including the Real Property and Facilities, or (iii) result in any breach of, constitute a default under, cause any loss of any material benefit under, or give to others any right of termination or cancellation pursuant to, any Material Contract or Leased Real Property.

(b) No filing or registration with, or authorization, consent or approval of, any Governmental Entity (other than filings, registrations, authorizations, consents and approvals, the failure of which to make or obtain would not have a Company Material Adverse Effect) is required by the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation by the Company of the Merger except under the Antitrust Laws, and the filing of the Certificate of Merger as required by the OGCL, or as otherwise set forth in Section 4.4(b) of the Company Disclosure Letter.

4.5 Permits; Compliance with Law.

(a) Section 4.5(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all material authorizations, licenses, Permits, certificates, registrations, approvals and clearances of any Governmental Entity (excluding Environmental Permits which are treated exclusively in Section 4.11) that are necessary for the Company and each Company Subsidiary to own, lease and/or operate its properties or other assets, or to carry on its respective businesses substantially as they are being conducted as of the date hereof (the “Company Permits”). All of the Company Permits have been issued to the Company or a Company Subsidiary and are in full force and effect, and, to the Knowledge of the Company, there are no reasonable grounds to believe that any such Company Permit shall not be renewed upon expiration.

(b) Except as set forth in Section 4.5(b) of the Company Disclosure Letter, (i) no Company Permit has been revoked or suspended within the preceding three years, (ii) neither the Company nor any Company Subsidiary has been involved in a Proceeding or, to the Knowledge of the Company, investigation, whether formal or informal, to revoke, suspend, limit or restrict any Company Permit within the preceding three years, (iii) neither the Company nor any Company Subsidiary has been notified in writing by any Governmental Entity or other Person that there is cause to revoke, suspend, limit or restrict any Company Permit, and neither the Company nor any Company Subsidiary has been notified orally by any Governmental Entity or other Person that there is cause to revoke, suspend, limit or restrict any Company Permit that is material to the Company and the Company Subsidiaries, taken as a whole, and (iv) to the Knowledge of the Company, no such revocation, suspension, limitation or restriction is threatened by any Governmental Entity, except, with respect to clauses (i) through (iv), for

(A) matters related to Taxes which are treated exclusively in Section 4.13, (B) matters related to Environmental Laws or Hazardous Substances which are treated exclusively in Section 4.11 and (C) matters related to Company Benefit Plans which are treated exclusively in Section 4.8.

(c) Except as disclosed on Section 4.5(c) of the Company Disclosure Letter, and except with respect to Environmental Laws, which are covered in Section 4.11, Taxes, which are covered by Section 4.13, and Company Benefit Plans, which are covered by Section 4.8, (i) each of the Company and the Company Subsidiaries have been during the three-year period prior to the date hereof in compliance in all material respects with all Laws applicable to their respective operations, (ii) neither the Company nor any Company Subsidiary has, during the three-year period prior to the date hereof, received any notice of or been charged with the violation of any Laws with respect to the business, assets, Facilities and/or Real Property of the Company or any Company Subsidiary which has not been resolved; and (iii) neither the Company nor any Company Subsidiary has, during the three-year period prior to the date hereof, received notice that it is under investigation with respect to the violation of any Laws with respect to the business, assets, Facilities and/or Real Property of the Company or any Company Subsidiary which has not been resolved.

4.6 Public Reports; Financial Statements.

(a) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company Periodic Reports and the unaudited consolidated balance sheet of the Company as of December 31, 2008 (the “Company Balance Sheet” and such date, the “Company Balance Sheet Date”), and the related unaudited statements of income, change in stockholders’ equity, and cash flow for the 9-month period, as delivered to the Acquirors (the “Company Financial Statements”), including each Company Periodic Report filed after the date of this Agreement until the Closing (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (ii) were prepared in accordance with the accounting records of the Company and the Company Subsidiaries in all material respects and (iii) fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries and the consolidated results of the Company’s and the Company Subsidiaries’ operations and cash flows, in each instance as of the respective dates and for the periods set forth therein, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring immaterial year-end adjustments in accordance with GAAP. Neither the Company nor any Company Subsidiary has any liabilities required under GAAP to be set forth in the liabilities column of a balance sheet prepared as of December 31, 2008 that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole, except for (A) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, (B) those specifically set forth or specifically and adequately reserved against in the Company Balance Sheet, (C) the fees and expenses of investment bankers, attorneys and accountants incurred in connection with this Agreement, (D) payments pursuant to employment agreements, as amended, in connection with a change of control of the Company, as defined therein, but, with respect to this clause (D), only to the extent specifically set forth on Section 4.6(a)(D) of the Company Disclosure Letter, and (E) any deficit under the UK Pension.

(b) Each of the Company Periodic Reports as of the date it was first made available by the Company on www.pinksheets.com (or, if amended or superseded by a subsequent report prior to the date hereof, on the date of such subsequent report) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.7 Absence of Certain Changes or Events. Except (i) as set forth on Section 4.7 of the Company Disclosure Letter and (ii) as permitted by Section 6.1, after November 30, 2008 until the date hereof, the Company and each Company Subsidiary have conducted their business in the ordinary course consistent with past practice, and there have not been any changes, circumstances or events which have had or would reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 4.7 of the Company Disclosure Letter, after November 30, 2008 until the date hereof, neither the Company nor any Company Subsidiary has:

(a) failed to maintain and repair any property or asset of the Company or any Company Subsidiary (including the making of scheduled capital expenditures) in the ordinary course of business, normal wear and tear excepted;

(b) created any new Encumbrance on any property or asset of the Company or any Company Subsidiary, other than Permitted Exceptions;

(c) except in the ordinary course of business, waived or released any material right relating to the business or any asset or property of the Company or of any Company Subsidiary;

(d) except as required by Law or this Agreement, (i) granted any severance or termination pay to any employee of the Company or any Company Subsidiary, (ii) entered into any employment agreement (or any amendment to any such existing agreement) with any employee of the Company or any Company Subsidiary, (iii) increased benefits payable under or, except as expressly required by this Agreement, conditions concerning eligibility to receive benefits under any existing severance or termination pay policies or employment agreements with respect to any employee of the Company or any Company Subsidiary, (iv) established, amended or terminated any Company Benefit Plan, or (v) increased compensation, bonus or other benefits payable to any employee of the Company or any Company Subsidiary, other than, in the case of clauses (i) through (v) above, in the ordinary course of business;

(e) sold, assigned or otherwise transferred, or agreed to sell, assign or otherwise transfer, any of the business or any property or asset of the Company or any Company Subsidiary, or any of the Company’s or a Company Subsidiary’s interest therein (except for sales, assignments, and transfers (i) in the ordinary course of business, (ii) of equipment that was no longer used or useful, and (iii) between the Company and the Company Subsidiaries or between the Company Subsidiaries);

(f) made any change in any accounting principle or costing methodology with respect to the business, properties or assets of the Company or any Company Subsidiary, except to the extent required by GAAP;

(g) made any election with respect to Taxes or settled or compromised (or agreed to settle or compromise) any liability for Taxes, except with respect to settlements of any matters for an amount equal to or less than the amount of reserves for such matter reflected on the Company Balance Sheet;

(h) committed to make a capital expenditure or other addition or improvement to property, buildings and equipment, in each case that is anticipated to have an outstanding balance in excess of $50,000;

(i) settled any Proceedings involving payment of more than $50,000;

(j) suffered any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or any property or asset of the Company or any Company Subsidiary which, individually or in the aggregate, has had, or could reasonably be expected to result in, a Material Adverse Effect; or

(k) except as set forth on Section 4.7(k) of the Company Disclosure Letter, written off any accounts receivable of the Company or any Company Subsidiary in a material amount without adequate consideration.

4.8 Employee Benefit Plans; Labor and Employment Matters.

(a) Section 4.8(a) of the Company Disclosure Letter lists each of the Company Benefit Plans.

(b) Neither the Company nor any Company Subsidiary maintains or is obligated to provide benefits under any life, medical or health plan (other than as an incidental benefit under a Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (a “Qualified Plan”)) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(c) Neither the Company, any Company Subsidiary, nor any ERISA Affiliate has at any time contributed to or has any obligation to contribute to or has any liability (contingent or otherwise) to any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, including any “multiemployer plan,” as that term is defined in Section 4001 of ERISA.

(d) Each of the Company Benefit Plans is currently in compliance in all material respects with ERISA and the Code and all other applicable Laws and has been operated in all material respects in accordance with the terms and provisions of the plan document and all related documents and policies.

(e) The Company and the Company Subsidiaries have performed all of their material obligations under all Company Benefit Plans, and all contributions and other payments required to be made by the Company or any Company Subsidiary to any Company Benefit Plan have been made or reserves adequate for such contributions or other payments have been set aside therefor and have been reflected in the Company Balance Sheet.

(f) The Company has not received notice of any Proceeding or threatened Proceeding by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or any other third party or Governmental Entity with respect to any Company Benefit Plan, and there are no pending or, to the Knowledge of the Company, threatened claims with respect to any Company Benefit Plan, or by any Person covered thereby, other than ordinary claims for benefits submitted by participants or beneficiaries.

(g) No employer securities, employer real property or other employer property is included in the assets of any Company Benefit Plan.

(h) The Company made available to Parent true, correct and complete copies of:

(i) the current Company Benefit Plan document and any amendments thereto for each Company Benefit Plan and copies of any related trusts, and (A) the most recent summary plan descriptions of such Company Benefit Plans for which the Company or any Company Subsidiary is required to prepare, file, and distribute summary plan descriptions, and (B) the most recent copy of all summaries and descriptions furnished by the Company, if any, to participants and beneficiaries regarding Company Benefit Plans for which a plan description or summary plan description is not required;

(ii) the Form 5500 filed in each of the most recent three (3) plan years with respect to each Company Benefit Plan, including all schedules thereto and any opinions of independent accountants relating thereto;

(iii) all insurance policies or agreements regarding other funding arrangements that are currently in force which were purchased by or that provide benefits under any Company Benefit Plan or otherwise reimburse for benefits paid under the Company Benefit Plans;

(iv) all agreements that are currently in force with third party administrators, investments managers, consultants and service providers relating to any Company Benefit Plan and any and all written reports, including discrimination testing, submitted to the Company or any Company Subsidiary by such third party administrators, investment managers, consultants and service providers within the three (3) years preceding the date hereof; and

(v) with respect to Company Benefit Plans that are Qualified Plans, the most recent determination letter for each such Company Benefit Plan.

(i) Except for any formal written qualification requirement with respect to which the remedial amendment period set forth in Section 401(b) of the Code, and any regulations, rulings or other IRS releases thereunder, has not expired (i) each Company Benefit Plan that is intended to be a Qualified Plan has received a favorable determination letter from the IRS and is qualified under Section 401(a) of the Code, and each trust for each such Company Benefit Plan is exempt from federal Income Tax under Section 501(a) of the Code and (ii) no event has occurred or circumstance exists that gives rise to disqualification or loss of tax-exempt status of any such Company Benefit Plan or trust.

(j) Except as provided in Section 4.8(j) of the Company Disclosure Letter, the transactions contemplated by this Agreement shall not (i) result in any additional payment (including any severance payment) to, or any benefit accrual under, (ii) increase any vested interest in, a Company Benefit Plan or otherwise for any employee or any dependent of such employee, or (iii) require the Company or any Company Subsidiary to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.

(k) Except as indicated on Section 4.8(k) of the Company Disclosure Letter (i) all agreements and plans providing for “deferral of compensation” as defined under Section 409A of the Code have been maintained in good faith compliance with Section 409A of the Code (and applicable regulations or other applicable guidance issued by the IRS with respect to Section 409A of the Code) and all of such agreements and plans have been amended to comply with the final regulations under Section 409A of the Code, or (ii) are grandfathered from, and not subject to, Section 409A of the Code.

(l) The Company and each Company Subsidiary has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits, and other compensation due to or on behalf of such employees, independent contractors or consultants in accordance with applicable Law. Neither the Company nor any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth in Section 4.10 of the Company Disclosure Letter, there are no Proceedings pending or, to the Knowledge of the Company, threatened, between the Company or any Company Subsidiary and any of their respective employees, which Proceedings have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.

(m) Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement or other labor union Contract and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. There is no pending demand for recognition or, to the Knowledge of Company, any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any Company Subsidiary. The Company has no Knowledge of any activities or proceedings of any labor union seeking to organize its employees. There is no labor dispute, strike or group work stoppage against the Company or any Company Subsidiary pending or, to the Knowledge of Company, threatened involving employees of the Company or any Company Subsidiary. There is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or, to the Knowledge of the Company, threatened.

(n) Neither the Company nor any Company Subsidiary has taken any action that could constitute a “mass layoff’ or “plant closing” within the meaning of the WARN Act or that could otherwise trigger any notice requirement or material liability under any local or state plant closing notice Law with respect to the business of the Company or any Company Subsidiary, and no such actions are contemplated.

(o) Except as set forth in Section 4.18(o) of the Company Disclosure Letter with respect to the UK Pension,

(i) full material documentation and all material details regarding the UK Pension have been disclosed to the Parent and all information which has been made available to the Parent or its advisers on or before the date of this Agreement is true, correct, complete and fairly presented,

(ii) such pension, was established under irrevocable trusts and was at all times exempt approved under Chapter 1 of the Part XIV of the Income and Corporation Taxes Act 1988 and is a registered pension scheme, complies and has at all times complied with, all applicable primary and secondary legislation relative to occupational pension schemes (including European Law) and has been operated in accordance with the requirements of HM Revenue and other relevant authorities and within the trusts, powers and provisions of its governing documents,

(iii) UK Corrpro has at all times complied with the provisions of all relevant statutes, regulations and requirements (including without limitation the requirements of the Pensions Act 1995 all regulations made under it, the Pensions Act 2004 and all regulations made under it, the Finance Act 2004 and all regulations made under it and the Pension Schemes Act 1993 and all regulations made under it), Article 141 of the Treaty of Rome (notwithstanding any provision of the UK Pension) and within the trusts, powers and provisions of the documents governing the UK Pension and the applicable requirements of Law,

(iv) the UK Pension is and will continue to be funded to such level as is sufficient to ensure that there is no obligation to notify the Pensions Regulator of the Closing, of the change in control of UK Corrpro or of any omission in relation to the UK Pension under section 69 of the Pensions Act 2004,

(v) a true, correct and complete disclosure of the assets, investments or policies held by the Final Salary Scheme Trustees have been disclosed to Parent along with a true, correct and complete copy of policy 32521-7/000 and the policies relating to the Final Salary Scheme Members’ additional voluntary contributions,

(vi) all amounts payable by UK Corrpro (and for the avoidance of doubt any other employers who participated in the UK Pension) to the Final Salary Scheme Trustees or any insurance company have been deducted and paid to the Final Salary Scheme Trustees or insurance company, as applicable,

(vii) the information contained in the last actuarial valuation of the UK Pension at March 31, 2006 (the “UK Valuation”) is true and accurate in all respects on the basis of the assumptions referred to therein including that (y) contributions to the UK Pension have been paid at £9,900 per month; and (z) no changes have been made in the benefit structure of the UK Pension as summarized in the UK Valuation,

(viii) no liability has arisen under section 75 of the Pensions Act 1995 or the Pensions Act 2004 or otherwise including as a result of a participating employer ceasing to participate in the UK Pension,

(ix) no undertakings or assurances have been given or implied to the Final Salary Scheme Members or discretions have been exercised under the UK Pension as to the introduction, continuance, increase or improvement of any retirement/death/disability benefit (for purposes of this Section 4.8(o), the phrase “retirement/death/disability benefit” means any pension, lump sum, gratuity or other like benefit given or to be given on retirement or on death, or in anticipation of retirement, or, in connection with past service, after retirement or death, or to be given on or in anticipation of or in connection with any change in the nature of the service of the employee in question or given or to be given on or in connection with the illness, injury or disability of, or suffering of any accident by, an employee),

(x) no contribution notice, financial support direction restoration order or other notice, order or direction has been issued by the Pensions Regulator with respect to the Company or any Company Subsidiary or with respect to any other Person in relation to the UK Pension and to the Knowledge of the Company or any Company Subsidiary, no proposals to issue any such notice, order or direction and there are no circumstances which could give rise to any such notice, order or direction,

(xi) there are no claims or actions actual, threatened or pending in respect of the UK Pension (including reports to the Pensions Regulator by the Final Salary Scheme Trustees, professional advisers or any third parties) or regarding the provisions of incapacity, ill-health, early retirement pensions or death benefits generally for current or former officers or employees of UK Corrpro (for purposes of Sections 4.8 (o) and (p), “employee” includes a director and any officer of UK Corrpro whether or not he or she has entered into or works under (or, where the employment has ceased, worked under) a contract of employment),

(xii) there are no complaints under the Final Salary Scheme Trustees’ internal dispute resolution procedure (details of which have been disclosed to the Final Salary Scheme Members), or arbitrations, mediations, Pension Ombudsmen complaints, complaints to the Pensions Regulator, actions, suits or claims in progress, pending or threatened by any of the Final Salary Scheme Members or employees of UK Corrpro and there is no fact or circumstances likely to give rise to any such proceedings, and

(xiii) UK Corrpro has not incurred any penalties, fines or other sanctions under the Pensions Act 1995 or Pensions Act 2004 and there are no circumstances which may give rise to any such penalties, fines or sanctions.

(p) With respect to the Money Purchase Scheme,

(i) all material documentation and all material details regarding the Money Purchase Scheme have been disclosed to the Parent and all information which has been made available to the Parent or its advisers on or before the date of this Agreement is true, correct, complete and fairly presented,

(ii) every person who is eligible to participate in the Money Purchase Scheme has been invited to participate therein as of the date on which such person became so eligible,

(iii) all due contributions and expenses in respect of the Money Purchase Scheme have been paid as and when due,

(iv) all documents and other communications issued to UK Corrpro’s employees relating to the Money Purchase Scheme comply with the Financial Services and Markets Act 2000 and the Money Purchase Scheme has at all times been operated in accordance with all applicable Laws including the age discrimination legislation, and

(v) the Money Purchase Scheme satisfies such requirements as are set out in Regulation 22 of the Stakeholder Pension Schemes Regulations 2000 (as amended) so that the UK Corrpro does not need to comply with the stakeholder pension employer requirements referred to in Part IV of such Regulations and section 3 of the Welfare Reform and Pensions Act 1999 (as amended).

(q) Apart from the UK Pension and the Money Purchase Scheme, UK Corrpro has not and does not participate in or have any liability in respect of or is contributing to any retirement benefits pension or life assurance scheme or arrangement, fund or personal pension scheme or stakeholder arrangement whether in the United Kingdom or overseas relating to any of its present or past directors or employees or those claiming through them or under any legal or ex-gratia obligation or obligation established by custom to provide any retirement/death/disability benefit to or in respect of any such director, or employee or Person claiming through them. No proposal has been announced or implied to establish or contribute to any other such scheme or fund.

4.9 Contracts.

(a) Section 4.9 of the Company Disclosure Letter lists each of the Material Contracts that are in effect or otherwise binding on the Company or any Company Subsidiary or their respective properties or assets. The term “Material Contract” means:

(i) a Contract with any labor union or association;

(ii) a note, loan, credit agreement or other Contract relating to: (A) the borrowing of money (including derivative or hedging instruments) by the Company or any Company Subsidiary in connection with the business, properties or assets of the Company or any Company Subsidiary, or (B) the direct or indirect guarantee or assumption by the Company or any Company Subsidiary of the obligation of any other Person with respect to the business, properties or assets of the Company or any Company Subsidiary, in any case of clause (A) or (B), involving in excess of $50,000;

(iii) a lease or similar agreement under which the Company or any Company Subsidiary is a lessee of, or holds or operates, any real property owned by any third party, in any case, which call for annual rental payments in excess of $150,000 in any year;

(iv) a Contract involving future payment for goods or services by the Company or any Company Subsidiary of more than $150,000 annually, except for any purchase orders arising in the ordinary course of business;

(v) a Contract involving the obligation of the Company or any Company Subsidiary to deliver in the future goods or services for payment of more than $150,000 annually, except for any purchase orders arising in the ordinary course of business;

(vi) a Contract evidencing any lien on any of the assets or properties of the Company or any Company Subsidiary (other than Permitted Exceptions and liens which may arise as a result of operating leases);

(vii) a Contract for a joint venture, strategic alliance, partnership or sharing of profits, in each case involving equity ownership by the Company or any Company Subsidiary, or a Contract relating to a licensing arrangement or sharing of proprietary information involving the Company or any Company Subsidiary outside of the ordinary course of business;

(viii) a Contract containing covenants of the Company or any Company Subsidiary not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with the Company or any Company Subsidiary in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(ix) a Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or any Company Subsidiary of the capital stock or any operating business or material assets (excluding goods and services acquired in the ordinary course of business) of any other Person in each case, that has not been consummated or that have been consummated within the 58-month period prior to the date hereof;

(x) a Contract relating to the sale or divestiture within the 58-month period prior to the date hereof of any subsidiary (by dissolution, merger, sale of stock or all or substantially all assets or otherwise) or any sale or relinquishment within the 58-month period prior to the date hereof of real property (by sale, lease expiration, lease termination or otherwise) by the Company or any Company Subsidiary;

(xi) a sharing agreement pertaining to Taxes; or

(xii) any Contract that would be required to be filed as an exhibit to an Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act if such Form 10-K were filed on the date of this Agreement.

(b) Except as set forth in Section 4.9(b) of the Company Disclosure Letter, each Material Contract (i) constitutes a valid and binding obligation of the Company or the Company Subsidiaries party thereto, (ii) is in full force and effect and (iii) is not terminable by the other party thereto by reason of the transaction contemplated by this Agreement. Neither the Company nor any Company Subsidiary is in default or breach under any Material Contract, nor, to the Knowledge of the Company, is any other party thereto.

4.10 Litigation. Except as set forth in Section 4.10 of the Company Disclosure Letter, (i) there is no Proceeding pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary and (ii) none of the Company or any Company Subsidiary is subject to any outstanding order, writ, judgment, injunction, decree, or arbitration ruling or award; other than with respect to clauses (i) and (ii) for matters that would not reasonably be expected to result in damages to the Company or the Company Subsidiaries in excess of $50,000.

4.11 Environmental Matters. Except as identified in Section 4.11 of the Company Disclosure Letter:

(a) The Company’s and the Company Subsidiaries’ operation of their respective business, of the Facilities and of the Real Property is in compliance with, and for the past 58 months have complied in all material respects with, all applicable Environmental Laws and lease obligations relating to the Environment or Environmental Law.

(b) Section 4.11(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all Environmental Permits that are necessary for the Company and each Company Subsidiary to own, lease and/or operate their respect businesses, the Facilities and the Real Property in connection with Environmental Laws. The Company and the Company Subsidiaries are in compliance with the Environmental Permits. The Environmental Permits are in full force and effect, and, to the Knowledge of the Company, there are no reasonable grounds to believe that any such Environmental Permit shall not be renewed upon expiration. No Environmental Permit has been revoked or suspended within the preceding two years. Neither the Company nor any Company Subsidiary has been involved in a Proceeding or, to the Knowledge of the Company, investigation, whether formal or informal, to modify, revoke, suspend, limit or restrict any Environmental Permit within the preceding two (2) years. Neither the Company nor any Company Subsidiary has been notified in writing by any Governmental Entity or other Person that there is cause to revoke, suspend, limit or restrict any Environmental Permit. To the Knowledge of the Company, no such revocation, suspension, limitation or restriction is threatened by any Governmental Entity, and, where necessary to obtain timely renewal of any such Environmental Permit, the Company and the Company Subsidiaries have applied for renewal of such Environmental Permit.

(c) The Company and the Company Subsidiaries have never been subject to any Environmental Claim resulting in Losses (excluding attorneys’ fees) in excess of $25,000, there are no pending or unresolved Environmental Claims against the Company and the Company Subsidiaries and the Company and the Company Subsidiaries have not received any written notice regarding any threatened and unresolved Environmental Claim.

(d) Neither the Company nor any Company Subsidiary has ever Released any Hazardous Substances at the Real Property, or at any formerly owned, leased or operated property or at any other property in violation of Environmental Law that would give rise to any Environmental Claim.

(e) There are no Hazardous Substances present at, on, under or emanating to or from the Facilities or Real Property or any formerly owned or operated facilities or property of the Company or any Company Subsidiaries in violation of any Environmental Laws or any Contract (including any lease).

(f) The Company and the Company Subsidiaries have made available to Parent any non-privileged written reports, audits or inspections, in each case that are material and in the possession of the Company or a Company Subsidiary, regarding compliance with Environmental Laws or the Environmental Condition of the Facilities or the Real Property, or regarding property formerly owned or operated by the Company or a Company Subsidiary.

(g) To the Knowledge of the Company, (i) neither the Company nor any Company Subsidiary has been identified or listed as a potentially responsible party or a responsible party for Cleanup Costs under CERCLA or RCRA or any other applicable Environmental Law, nor has the Company nor any Company Subsidiary received any information request under CERCLA from any Governmental Entity, and (ii) no portion of the Real Property is listed or proposed for listing on the National Priorities List under CERCLA or any similar listing under any other Environmental Law.

(h) Neither the Company nor any Company Subsidiary has received any written communication from a Governmental Entity, Person or any citizens’ group, employee or otherwise within the past 58-months alleging that the Company or any Company Subsidiary, or any of the Facilities, or any Real Property has violated or is in violation of any Environmental Law or Environmental Permit or is liable for any Cleanup Costs or Cleanup of Hazardous Substances.

(i) Neither the Company nor any Company Subsidiary has assumed or undertaken pursuant to a merger, consolidation, purchase of assets or similar transaction any current liability or responsibility of another Person (whether or not affiliated with the Company, any Company Subsidiary, or their predecessors or Affiliates) for Cleanup, any Environmental Claim or other liability or responsibility under Environmental Laws.

(j) There are no recorded or, to the Knowledge of the Company, enforceable unrecorded restrictions on activities or use of the Facilities or the Real Property or the groundwater beneath the Real Property arising from any Environmental Condition or pursuant to Environmental Laws and there are no recorded or, to the Knowledge of the Company, enforceable, unrecorded covenants or requirements to install or maintain engineered barriers (such as a concrete or asphalt cap over contaminated media) arising from any Environmental Condition or pursuant to Environmental Laws.

(k) The Company and the Company Subsidiaries have not entered into any Contract relating to the sale or divestiture of any subsidiary, affiliate or real property under which Contract the Company or any Company Subsidiaries retained liability for, or agreed to indemnify and/or defend the purchaser or other Person from and against, any Environmental Conditions, Environmental Claims, Cleanup Costs and Cleanup of or associated with such subsidiary, affiliate or real property.

(l) Neither this Agreement nor the consummation of the transaction contemplated by this Agreement will trigger or result in (a) any responsibility or obligation under Environmental Laws for investigation, Cleanup or notification to or consent of a Governmental Entity or any other Person; or (b) any requirement to assign or transfer any Environmental Permit.

(m) The representations and warranties made pursuant to this Section 4.11 are the exclusive representations and warranties by the Company or any Company Subsidiary regarding (x) compliance with or liability under Environmental Laws, or Environmental Claims, (y) Hazardous Substances or Environmental Conditions, or (z) Cleanup or Cleanup Costs.

4.12 Intellectual Property.

(a) The Company and the Company Subsidiaries own or have the valid right or license to all Company-Owned IP Rights. To the Company’s Knowledge, the Company and the Company Subsidiaries own or have the valid right or license to all other Company IP Rights. Neither the Company-Owned IP Rights nor, to the Company’s Knowledge, other Company IP Rights are subject to any Encumbrances or restrictions or limitations regarding ownership, use, license or disclosure, except to the extent specified in the applicable license agreement authorizing the Company or Company Subsidiary to use such Company IP Right.

(b) Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations under this Agreement will (i) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any material Company IP Right, or (ii) impair the right of the Company, any Company Subsidiary or Parent to use, possess, sell or license any Company-Owned IP Right or any portion thereof, or (iii) materially impair the right of the Company, any Company Subsidiary or Parent to use or possess any Company IP Right or any portion thereof.

(c) Section 4.12 of the Company Disclosure Letter lists all Company Registered Intellectual Property, as well as applications for registration of Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed.

(d) Each item of material Company Registered Intellectual Property is subsisting (or in the case of applications, applied for), and all registration, maintenance and renewal fees currently due in connection with such material Company Registered Intellectual Property have been paid.

(e) There is no action, suit, proceeding, investigation, notice or complaint pending or, to the Knowledge of the Company, threatened, by any Person against the Company or any Company Subsidiary before any court or tribunal relating to any Company IP Rights, nor has any claim or demand been made to the Company or any Company Subsidiary that (i) challenges the validity, enforceability, use or ownership of any Company IP Rights or (ii) alleges that any aspect of the business of the Company or any Company Subsidiary infringes or otherwise violates any Person’s right in or to such Person’s own Intellectual Property, nor, to the Company’s Knowledge, is there any basis for any such claim or demand. To the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any of the Company IP Rights.

(f) Section 4.12(f) of the Company Disclosure Letter sets forth a complete and accurate list of: (i) all agreements pursuant to which the Company or any Company Subsidiary has licensed to a third party for any purpose any of the Company IP Rights; and (ii) all agreements pursuant to which the Company or any Company Subsidiary receives a license from any third party of any Intellectual Property or Technology (excluding systems software used by the Company and the Company Subsidiaries on a corporate-wide basis and off-the-shelf software) used in connection with the business of the Company and/or the Company Subsidiaries.

(g) The Company and the Company Subsidiaries have taken reasonable measures, consistent with practices in their industry, to protect the confidentiality of all trade secrets included in the Company IP Rights that are material to their business. Except for disclosures made pursuant to non-disclosure agreements or other enforceable confidentiality obligations, neither the Company nor any Company Subsidiary has disclosed or provided to any Person any confidential or trade secret materials concerning the Company IP Rights that the Company desired to maintain confidential.

(h) Following the Closing, except as set forth on Section 4.12(h) of the Company Disclosure Letter, (i) the Company or a Company Subsidiary will continue to solely and exclusively own all right, title and interest in and to, or have valid and continuing rights to use, sell and license, all of its Company-Owned IP Rights, including the Company Registered Intellectual Property, and (ii) the Company or a Company Subsidiary will have valid and continuing rights to use all other Company IP Rights to the extent the same was used by the Company and/or the Company Subsidiaries in the ordinary course of business prior to the Closing.

4.13 Taxes.

(a) The Company and the Company Subsidiaries have timely filed all federal, state, local, and foreign Tax Returns required to have been filed by them on or before the due date thereof (taking into account timely extensions) in the manner prescribed by applicable Laws and all such Tax Returns were true, complete and correct in all material respects and remain true and accurate in all material respects, and there is no position taken on any Tax Return for which there is not “substantial authority” within the meaning of Section 6662 of the Code. Neither the Company, nor any Company Subsidiary, has created a permanent establishment in any foreign jurisdiction in which it is not currently filing an appropriate income Tax Return, except as set forth in Section 4.13(a) of the Company Disclosure Letter. All Taxes of the Company and the Company Subsidiaries (whether or not shown or required to be shown on any Tax Return) that are due and payable have been timely paid in full and the accruals and reserves for Taxes (rather than any reserve for deferred Taxes established to reflect timing difference between book and Tax income) reflected in the Company Balance Sheet are adequate to satisfy all unpaid Taxes and deferred Taxes of the Company and the Company Subsidiaries for all Pre-Closing Tax Periods and any Taxes relating to any Straddle Period to the extent attributable to the portion of such Straddle Period through and including the Closing Date (the “Pre-Closing Straddle Period”). All reserves for Taxes as adjusted for operations and transactions and the passage of time through the Closing Date are adequate to satisfy all unpaid Taxes of the Company and the Company Subsidiaries accruing through the Closing Date (but specifically excluding, for the avoidance of doubt, all employment Taxes due on (i) the Company Options that will be accelerated in connection with the Merger and (ii) bonuses paid in connection with the Merger). The Company has made available to Parent correct and complete copies of all federal, state, local and foreign income Tax Returns and amendments thereto filed by the Company and each Company Subsidiary since December 31, 2003 and all examination reports and statements of deficiencies received by or agreed to by any of them with respect to any income Tax Return since December 31, 2003.

(b) The Company and the Company Subsidiaries timely have withheld and paid over all Taxes required to have been withheld and paid over and complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party, and all Tax Returns required with respect thereto have been properly completed in all material respects and timely filed. The Company and the Company Subsidiaries have timely made all estimated tax payments required to be made for Income Taxes in all jurisdictions, for the tax year ending March 2009.

(c) Except as set forth in Section 4.13(c) of the Company’s Disclosure Letter, in the last five (5) years, there have been no audits or examinations of the Company’s or any Company Subsidiary’s Tax Returns or Proceedings relating to the Company or any Company Subsidiary in respect of Taxes, and, to the Knowledge of Company, there are no such audits, examinations or Proceedings threatened. Each deficiency resulting from any audit or examination relating to Taxes of the Company or any Company Subsidiary by any Tax Authority has been paid or, except as set forth in Section 4.13(c) of the Company’s Disclosure Letter, is being contested in good faith and in accordance with the Law and is fully reserved for on the Company Balance Sheet in accordance with GAAP. No claim has ever been made by a Tax Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any Company Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction. Except as set forth in Section 4.13(c) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other Tax Authorities that will be binding on the Company or any Company Subsidiary with respect to any period following the Closing Date. Neither the stock of any Company Subsidiary nor any asset of the Company or any Company Subsidiary is subject to any Encumbrance for Taxes (other than an Encumbrance for Taxes not yet due and payable). Neither the Company nor any of the Company Subsidiaries has granted any power of attorney that is currently in force with respect to any Taxes or Tax Returns. Except as set forth in Section 4.13(c) of the Company Disclosure Letter, there are no matters currently under discussion between the Company or any Company Subsidiary and any Governmental Entity with respect to Taxes of the Company or any Company Subsidiary that could result in any additional amount of Taxes with respect to the Company or any Company Subsidiary.

(d) As of the date hereof, neither the Company nor any Company Subsidiary has requested any extension of time within which to file any Tax Return that has not yet been filed or, to the extent that an extension has been requested, such Tax Return will be timely filed within the extension period if occurring prior to the Effective Time. There are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid Taxes against the Company or any Company Subsidiary.

(e) Neither the Company nor any Company Subsidiary has been a member of any affiliated, combined, consolidated or unitary group other than the group of which the Company is the parent. Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority). Neither the Company nor any Company Subsidiary has any liability for Taxes of any Person as defined in Code Section 7701(a)(1) (other than the Company in respect of itself, and each Company Subsidiary in respect of itself), including without limitation under Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, as a result of any merger or liquidation, or otherwise. Section 4.13(e) of the Company Disclosure Letter accurately lists the characterization of each Company Subsidiary as a corporation, a partnership or a disregarded entity for U.S. federal Income Tax purposes and no change in such status has occurred since the date of formation of each Company Subsidiary. To the extent that the Company or any Company Subsidiary has any net operating loss carryovers for federal, state, local or foreign Income Tax purposes, Section 4.13(e) of the Company Disclosure Letter sets forth the amount of such net operating loss carryover as of the end of the most recent taxable year of such Company and Company Subsidiary.

(f) Neither the Company nor any Company Subsidiary has agreed to or is required to make any adjustment under Code Section 481(a) or Section 482 (or an analogous provision of state, local or foreign Law) by reason of a change in accounting method or otherwise. Neither the Company nor any Company Subsidiary will be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Income Tax Law), (ii) open transaction or installment disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date. Neither the Company nor any Company Subsidiary (i) has engaged in any intercompany transaction that could result in the Company or any Company Subsidiary being required to include any amount in income for federal, state, local or foreign Tax purposes for any period through the Closing Date or (ii) has any excess loss account that could be required to be taken into income by any Company or Company Subsidiary for federal, state, local or foreign Tax purposes for any period through the Closing Date.

(g) Except as set forth in Section 4.13(g) of the Company Disclosure Letter: (i) neither the Company nor any Company Subsidiary is a party or subject to any joint venture, partnership, or other arrangement or contract that must be treated as a partnership for federal Income Tax purposes; (ii) neither the Company nor any Company Subsidiary has made any payments, is obligated to make any payments, nor is a party to any agreement that could obligate it to make any payments that will not be deductible under Code Section 280G, 162, or 404; (iii) neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable periods specified in Code Section 897(c)(1)(A)(ii); (iv) neither the Company nor any Company Subsidiary has violated any of the applicable COBRA continuation coverage requirements set forth in Code Section 4980B; (v) the Company and each Company Subsidiary has disclosed on its federal income Tax Return all positions taken therein that could give rise to substantial understatement of federal Income Taxes within the meaning of Code Section 6662; (vi) neither the Company nor any Company Subsidiary has participated in any “reportable transaction” or acted as a “material advisor” with respect thereto, as such terms are defined, in the case of “reportable transaction” in the Treasury Regulations under Code Sections 6011 and 6112, and in the case of “material advisor,” as defined in Code section 6111; (vii) no property owned by the Company or any Company Subsidiary (a) is property required to be treated as being owned by another Person pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the enactment of the Tax Reform Act in 1986, (b) constitutes “tax-exempt use property” within the meaning of section 168(h) of the Code; (c) is tax-exempt bond financed property within the meaning of Code Section 168(g)(5); or (d) is subject to a Code Section 467 rental agreement as defined in Code Section 467; (viii) neither the Company nor any Company Subsidiary is a foreign person within the meaning of Code Section 1445; (ix) to the Knowledge of the Company, neither the Company nor any Company Subsidiary holds, nor has it acquired, any “amortizable section 197 intangible” within the meaning of Code Section 197(c) that is not amortizable in its hands by reason of having been acquired pursuant to the nonrecognition transactions described in Code Section 197(f)(2)(B) or the anti-churning rules of Code Section 197(f)(9) of the Code and the Treasury Regulations thereunder; and (x) has net operating losses or other tax attributes presently subject to limitation under Code Sections 382, 383, 384 or the federal consolidated return regulations.

(h) Neither the Company nor any Company Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 or 361 of the Code in the two years prior to the date of this Agreement. There are no elections in effect made by the Company or any Company Subsidiary pursuant to Code Section 338 or 336(e) or the Treasury Regulations thereunder. Neither the Company nor any Company Subsidiary has been a party to any transaction that could cease to be a “reorganization” (as defined in Code Section 368) as a result of the transactions contemplated by this Agreement.

(i) The amount of “subpart F income,” within the meaning of Code Section 951, of each foreign Company Subsidiary, based solely on the activities of such Company Subsidiary prior to the Closing Date that has not previously been included in the U.S. taxable income of any U.S. Shareholder (within the meaning of Code Section 951(b)) prior to the Closing Date will not exceed $5,000 for each such Company Subsidiary for the taxable period (or portion thereof) ending prior to the Closing. No Company Subsidiary that is or was at any time a “controlled foreign corporation” (within the meaning of Code Section 957) holds or has held, directly or indirectly, any “United States property” (within the meaning of Code Section 956(c)). No Company Subsidiary has been at any time a “passive foreign investment company” (within the meaning of Code section 1297). Except to the extent set forth Section 4.13(i) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is subject to the “overall foreign loss” provisions of Code Section 904(f).

(j) Section 4.13(j) of the Company Disclosure Letter sets forth the details of all transactions, schemes or arrangements in respect of which the Company or any Company Subsidiary has been a party or has otherwise been involved for which a statutory clearance application was made. Section 4.13(j) of the Company Disclosure Letter also lists all relevant applications for clearance and copies of all clearance obtained in connection with such transactions, schemes or arrangements, true and correct copies of which have been provided to Parent. All such clearances have been obtained on the basis of full and accurate disclosure of all material facts and considerations relating thereto. All such transactions, schemes or arrangements have been implemented strictly in accordance with the terms of such clearances.

(k) For purposes of Taxes imposed by the United Kingdom, (i) neither the Company nor any Company Subsidiary has made any distribution prior to the Effective Time other than dividends registered in the Company Balance Sheet or (ii) no de grouping or deferred charge will arise or be triggered by the transactions contemplated by this Agreement.

4.14 Brokers. Except for fees payable to Houlihan Lokey Howard & Zukin Capital, Inc., neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, advisor or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger, and neither Parent nor Merger Sub will incur or succeed to any liability, either directly or indirectly, to any such investment banker, broker, advisor or similar party as a result of this Agreement or the Merger.

4.15 Real Properties.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property (i) owned by the Company or any Company Subsidiary or (ii) in which the Company or any Company Subsidiary has any leasehold interest (each of the properties described in (i) and (ii) above (together with the improvements located thereon), the “Real Properties”). Section 4.15(a) of the Company Disclosure Letter identifies those leasehold interests which constitute ground leases. The general use or function of each such parcel of Real Property is accurately described on Section 4.15(a) of the Company Disclosure Letter (e.g., office, warehouse, and/or production facility). With respect to each parcel of Real Property owned by the Company or any Company Subsidiary, the Company or a Company Subsidiary owns good, marketable and indefeasible fee simple title to such Real Property, and such Real Property is free and clear of all Encumbrances, including any easement, right of way, or building or use restriction, except for and subject to: (x) all matters reflected in the title policies, title insurance commitments or surveys delivered or made available to Parent prior to the date hereof, (y)

(A) liens for current Taxes not yet due and payable and for which adequate reserves have been recognized in the Company’s Financial Statements, (B) worker’s or unemployment compensation liens arising in the ordinary course of business, (C) mechanic’s, materialman’s, supplier’s, vendor’s, or similar liens arising in the ordinary course of business for obligations that are not delinquent or that are the subject of a bona fide dispute or for which adequate retainage or other reserves are held, (D) any other easements, rights of way, restrictions, rights, and other non-monetary encumbrances affecting title, each of which is of public record and none of which is reasonably likely to materially interfere with the current use or operation of the Real Property by the Company or any Company Subsidiary, and as to which the Company and each Company Subsidiary are in full compliance, and (E) roadway, highway, zoning and building Laws, ordinances and regulations that do not materially interfere with the use by the Company or any Company Subsidiary of such Real Properties in the ordinary course of the Company’s business, and as to which the Company and each Company Subsidiary are in full compliance, and (z) those matters for such Real Property set forth in the Company Disclosure Letter (the items in subclauses (x), (y) and (z) above are herein collectively referred to as the “Permitted Exceptions”).

(b) With respect to each parcel of Real Property leased by the Company or any Company Subsidiary (each, a “Leased Real Property”), either the Company or a Subsidiary of the Company, as the case may be, holds a valid leasehold in each such Leased Real Property, in each case pursuant to a written lease or sublease for such Leased Real Property (each, a “Lease”). The Company has delivered to Parent true and correct copies of all Leases that are complete in all material respects. All of the Leases are in full force and effect, and there is no breach or default by the Company or any Company Subsidiary thereof and, to the Knowledge of the Company, any breach or default by any other party thereto, except in each case for such breaches or defaults that are not material individually with respect to such Lease.

(c) Except as delivered or made available to Parent, neither the Company nor any Company Subsidiary has received any notice from any insurance company or Governmental Entity and has no Knowledge (i) of any condition, defect or inadequacy with respect to any Real Property (including, without limitation, any health hazard or danger, nuisance or waste), which, if not corrected, would result in termination of insurance coverage or increase its costs therefor, other than matters that have already been corrected, (ii) with respect to any material violation of any applicable zoning, building, health, traffic, flood control, fire safety, handicap or other Law, code, ordinance, rule or regulation related to any Real Property, other than matters that have already been corrected, (iii) of any currently pending or threatened condemnation (temporary or permanent) proceeding with respect to any Real Property, or (iv) of any proceedings which would cause the change, redefinition or other modification of the current zoning classification of any Real Property.

(d) The Real Property and the use and occupancy of the Real Property by the Company and the Company Subsidiaries comply in all material respects with all applicable Laws, including without limitation the Americans with Disabilities Act, and all private covenants and indentures and Contracts affecting such Real Property, and neither the Company nor any Company Subsidiary has received any notice that any of the Real Property does not so comply. The use and occupancy of the Real Property by the Company and the Company Subsidiaries is permitted by Laws and all private covenants and indentures and Contracts affecting such Real Property or the Company or Company Subsidiary without any variance, special use permit or other exception or special proceeding, and the Company’s and Company Subsidiaries’ use or occupancy of the Real Property or any portion thereof and the operation of their business as currently conducted is not dependent on a “permitted non-conforming use” or “permitted nonconforming structure” or similar variance, exemption or approval from any governmental entity.

(e) The Real Property and all improvements, buildings, structures, fixtures, building systems and equipment (including the mechanical, plumbing, heating, sprinkler and fire suppression,

electrical and air conditioning systems), and all components thereof, are in good condition and repair and sufficient for the operation of the business conducted by the Company and there are no defects in any of the foregoing. To the Knowledge of the Company, there is no defect or condition of the soil that could materially impair the operation or structural integrity of the Facilities or any portion thereof.

(f) With respect to all Real Property that (i) is owned by the Company or a Company Subsidiary or (ii) which constitutes a ground lease:

(i) All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems, to the extent applicable, have been installed within lawful rights of way owned by the Company and are connected to the improvements and Facilities and are operational and sufficient for the operation of the business of the Company and the Company Subsidiaries as currently conducted thereon.

(ii) The Facilities and other improvements of the Company and the Company Subsidiaries are located wholly within the boundaries of the Real Property and no part thereof encroaches onto any adjoining land, except as may be reflected by the Permitted Exceptions.

(iii) Other than Permitted Exceptions, there are no improvements, fixtures, buildings, structures or fences that are not included as part of the Facilities that are located within or encroach upon the Real Property, and there are no improvements that are not owned by the Company or any of the Company Subsidiaries located on any of the Real Property or encroaching onto the Real Property.

(iv) The Company and the Company Subsidiaries have legal and practical vehicular and rail access and rights of ingress and egress to and from all of the Real Property, including to and from each Facility.

(g) There are no outstanding options, rights of first offer or rights of first refusal to purchase any Real Property or any portion thereof or interest therein.

(h) Neither the Company nor any Company Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to any Lease or sublease, and does not owe and will not owe in the future any sums or reimbursements for any improvements or allowances under, any Lease or sublease.

(i) Neither the Company nor any Company Subsidiary has pledged, mortgaged, hypothecated, assigned, sublet, transferred, or granted any interest in any Lease or sublease, or any Leased Real Property or any of the improvements thereon. To the Knowledge of the Company, none of the Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency), or in a wetlands area designated by Federal or state authorities.

(j) Neither the Company nor any Company Subsidiary is a “foreign person” or a “foreign corporation” as those terms are defined in Section 1445 of the Code.

(k) Except as is otherwise set forth in Section 4.15(k) of the Company’s Disclosure Letter, neither the execution and performance of this Agreement nor the consummation of the transactions set forth herein, will result in the breach of or default under any Real Property Lease or any other agreement or Law affecting such Real Property, or the Company’s or any Company Subsidiary’s right or ability to use or occupy such Real Property for current operations, and will not otherwise cause any real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Effective Time.

4.16 Accounts Receivable. The accounts receivable of the Company reflected on the books and records of the Company (except to the extent of the allowance for doubtful accounts reflected on the Company Financial Statements) represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. To the Company’s Knowledge, there are no material disputes with respect to any of the accounts receivable reflected on the Company Balance Sheet that have not been reserved for on the Company Balance Sheet.

4.17 Warranties. No material warranty or similar claim is currently pending against the Company or a Company Subsidiary. To the Company’s Knowledge, no material amount of goods manufactured, sold and/or delivered within the past three years by the Company or any Company Subsidiary has failed to be in conformity in all material respects with all product specifications and warranties provided to customers thereof.

4.18 Customers and Suppliers.

(a) Section 4.18(a) of the Company Disclosure Letter lists of the following: (i) the 20 largest customers of the Company and the Company Subsidiaries, as measured by the dollar amount of U.S. revenues therefrom, during fiscal 2007 and 2008 and the period of fiscal 2009 ended November 31, 2008; (ii) the 20 largest suppliers of the Company, as measured by the dollar amount of U.S. purchases therefrom, during fiscal 2007 and 2008 and the period of fiscal 2009 ended December 31, 2008; and (iii) the 10 largest customers and the 10 largest suppliers of the Company and each Company Subsidiary on a consolidated basis, as measured by the dollar amount of purchases therefrom or thereby, during fiscal 2008 and the period of fiscal 2009 ended October 31, 2008.

(b) Except as set forth on Section 4.18(b) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is engaged in any material dispute with any customer or supplier, and, to the Knowledge of the Company, no customer or supplier listed in Section 4.18(a) of the Company Disclosure Letter has indicated that it intends to terminate any Contract or not renew any Contract that provides for automatic renewal or materially reduce its future purchases from or sales to the Company or any Company Subsidiary other than in the ordinary course of business.

4.19 Inventory. All of the inventory of the Company, whether raw materials, work in process, finished products or supply and packaging materials, is usable or, only with respect to finished goods, saleable in the ordinary course of business except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Company Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. Such Company inventory is fairly reflected in all material respects in the Company Financial Statements, including all appropriate reserves, and except as set forth in Section 4.19 of the Company Disclosure Letter, the Company inventory has been valued at the lower of cost or market. At the Closing, the Company inventory will be at levels sufficient for Parent and Merger Sub to conduct the business (in the ordinary course of business) which was conducted by the Company immediately prior to the Closing.

4.20 Certain Assets. The Company owns, leases or has the legal right to use all of the buildings, plants, structures, equipment, and other tangible assets necessary for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing. The Company Subsidiaries own, lease or have the legal right to use all of the buildings, plants, structures, equipment, and other tangible assets necessary for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing.

4.21 Insurance. Section 4.21 of the Company Disclosure Letter sets forth a true and correct list of the commercial general liability/product liability and all risk property policies (the “Business Insurance Policies”) held or maintained by or for the benefit of the Company and any Company Subsidiary as of the date hereof. Section 4.21 of the Company Disclosure Letter sets forth, for each Business Insurance Policy, the type of policy, the name of the insurer, the amount of coverage, and the effective dates of the policy through which coverage shall continue by virtue of premiums already paid. To the Knowledge of the Company, there is no material claim relating to the business, operations, assets, Real Property or Facilities of the Company or any Company Subsidiary by the Company or any Company Subsidiary pending under any Business Insurance Policy as to which coverage has been denied or refused by the underwriters of such policies. Each Business Insurance Policy is in full force and effect and constitutes the valid and binding obligation of, and is enforceable against, the parties thereto in accordance with its terms. The Company has paid all premiums due with respect to the Business Insurance Policies and no notice of cancellation or termination has been received with respect to any such policies that have not been renewed on a timely basis.

4.22 Transactions with Affiliates. Except as set forth in Section 4.22 of the Company Disclosure Letter, there are no transactions, agreements, arrangements or understandings between (i) the Company or any Company Subsidiary, on the one hand, and (ii) any Affiliate of the Company (other than any of its Subsidiaries), on the other hand, of the type that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

5.1 Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) has been organized, and is validly existing and in good standing, under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of Parent and each Parent Subsidiary has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and as currently proposed by it to be conducted. Each of Parent and each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

5.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub, as applicable, of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, except for the adoption of this Agreement by the sole stockholder of Merger Sub. No other corporate proceedings on the part of Parent and no vote of the holders of any shares of Parent capital stock is required to approve this Agreement or the transactions contemplated hereby. The affirmative vote or written consent of the sole stockholder of Merger Sub to adopt this Agreement is the only vote or written consent of the holders of the capital stock of Merger Sub necessary to adopt this Agreement and approve the Merger under applicable Law and Merger Sub’s articles of incorporation. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the rights of creditors generally and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

5.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any provision of the articles of incorporation or code of regulations of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained and all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other Parent Subsidiary or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or affected, or (iii) except as set forth in Section 5.3(a) of the Parent Disclosure letter, result in any breach of, constitute a default under, cause any loss of any material benefit under, or give to others any right of termination or cancellation pursuant to, any material Contract.

(b) No filing or registration with, or authorization, consent or approval of, any Governmental Entity (other than filings, registrations, authorizations, consents and approvals, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect) is required by Parent, Merger Sub or any Parent Subsidiary in connection with the execution and delivery of this Agreement by Parent and Merger Sub or is necessary for the consummation by Parent and Merger Sub of the Merger except under the Exchange Act, the Securities Act, any applicable Blue Sky Laws, Antitrust Laws, and the filing of the Certificate of Merger as required by the OGCL.

5.4 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b) All of the outstanding capital stock of Merger Sub is owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other Equity Interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other Equity Interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

(c) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and, prior to the Effective Time, will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

5.5 Financing. Parent has delivered to the Company a true and correct copy of a commitment letter, dated as of January 29, 2009, from Bank of America, N.A. (the “Financing Commitment Letter”), pursuant to which Bank of America, N.A., has agreed, subject to the terms and conditions set forth therein, (i) to act as sole lead arranger and book manager in connection with a proposed $100 million senior credit facility to be used in part for funding the transactions contemplated by this Agreement (the “Financing”) and (ii) to fund a $30 million portion of the Financing (the “Bank of America Financing”). The aggregate proceeds to be disbursed pursuant to the senior credit facility contemplated by the Financing Commitment Letter, together with available cash on hand and available funds under existing credit arrangements of Parent, will be sufficient for Parent and the Surviving Corporation to consummate the transactions contemplated by this Agreement, including the payment of the Purchase Price, the Indebtedness to be repaid at Closing in accordance with Section 3.2(a), all related estimated fees and expenses, including Expenses and all amounts required to be paid by or on behalf of Parent as contemplated by Article 3 of this Agreement. The Financing Commitment Letter has not been withdrawn, rescinded, amended or modified in any respect prior to the date of this Agreement. As of the date hereof, the Financing Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of Parent. Parent has fully paid any commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Financing Commitment Letter.

5.6 Company Stock. Neither Parent nor any Parent Subsidiary has at any time during the last three years been an “interested shareholder” of the Company as defined in Chapter 1704 of the Ohio Revised Code. Neither Parent nor any Parent Subsidiary owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

5.7 Brokers. Except for fees payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated (or an affiliate thereof), neither Parent nor any Affiliate of Parent is obligated for the payment of any fees or expenses of any investment banker, broker, advisor or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger, and neither the Company nor any Company Subsidiary will incur or succeed to any liability, either directly or indirectly, to any such investment banker, broker, advisor or similar party as a result of this Agreement or the Merger.

ARTICLE 6

COVENANTS

6.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the date of termination of this Agreement, except in connection with this Agreement or any transaction specifically contemplated hereby, unless Parent shall otherwise agree in writing or except as required by applicable Law, the Company will, and will cause each Company Subsidiary to, (a) conduct its operations in all material respects in the ordinary and usual course of business consistent with past practice, and (b) keep substantially in working condition and good order and repair all of its material assets and other material properties, normal wear, tear and retirements excepted. Without limiting the foregoing, and as an extension thereof, other than (i) in connection with this Agreement or any transaction specifically contemplated hereby and (ii) as set forth on Section 6.1 of the Company Disclosure Letter, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the earlier of the Effective Time and the date of termination of this Agreement, directly or indirectly, do, or agree to do, any of the following without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required by applicable Law:

(a) acquire by merging or consolidating with or by purchasing a substantial Equity Interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof with a value or purchase price in excess of $100,000, or enter into any agreement providing for any merger, acquisition or similar transaction (other than transfers among the Company and the Company Subsidiaries);

(b) sell, lease, license or otherwise dispose of any of its properties or assets, other than: (i) dispositions of equipment that is no longer used or useful in the ordinary course of business with a fair market value not in excess of $50,000 in respect of any one asset and not in excess of $100,000 in the aggregate, (ii) sales, leases or other transfers between the Company and the Company Subsidiaries or between those Subsidiaries, and (iii) sales, leases, licenses or dispositions of assets with a fair market value not in excess of $50,000 in respect of any one asset and not in excess of $100,000 in the aggregate;

(c) amend or propose to amend the Company Articles of Incorporation or Company Bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

(d) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock, or purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests;

(e) split, combine or reclassify any outstanding shares of its capital stock (other than dispositions by or among the Company Subsidiaries and cancellations of Company Options forfeited in accordance with the terms of a Company Benefit Plan in existence on the date of this Agreement or related stock option agreements);

(f) issue, sell, authorize, or agree to the issuance or sale of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, any Equity Interests of the Company or any Company Subsidiary, except for the shares of Company Common Stock issuable upon exercise of (i) Company Options outstanding on the date hereof or (ii) Company Warrants outstanding on the date hereof;

(g) (i) take any action with respect to the grant of or increase in any severance or termination pay to any current or former director, executive officer, or employee of the Company or any Company Subsidiary, (ii) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, executive officer, or employee of the Company or any Company Subsidiary, (iii) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase the compensation, bonus or other benefits of current or former director, executive officer, or employee of the Company or any Company Subsidiary other than in the ordinary course of business or (v) adopt or establish any new employee benefit plan or amend any existing employee benefit plan, except (A) as may be required by, or in order to facilitate compliance with, Law, or (B) any amendment or arrangement to cause any agreement existing on the date hereof to comply with, or be exempt from, Section 409A of the Internal Revenue Code;

(h) change any accounting method in respect of Taxes, except as required by GAAP;

(i) incur any Indebtedness (other than (i) capitalized lease obligations permitted by clauses (l) or (n) below, (ii) obligations to insurance companies in connection with financing of premiums of insurance policies and (iii) borrowing under the Existing Revolving Credit Facility in place on the date hereof) in excess of $100,000 or which may not be prepaid without penalty, or modify the terms of any existing Indebtedness of the Company or any Company Subsidiary;

(j) assume, guarantee or endorse the obligations of any other Person, or, subject to clause (m) below, make any loans, advances, investments in or capital contributions to any Person, except (i) to or for the benefit of the Company Subsidiaries or (ii) for those not in excess of $100,000 in the aggregate in the ordinary course of business and consistent with past practice;

(k) except pursuant to the terms of any existing Indebtedness of the Company or any Company Subsidiary, create or assume any material Encumbrance;

(l) other than the approved future capital expenditures of the Company set forth on the Company Disclosure Letter, make or commit to make capital expenditures in excess of $300,000 in the aggregate after the date of this Agreement;

(m) make any loans or advances (other than routine expense advances and draws to employees of the Company or any Company Subsidiary in the ordinary course of business and consistent with past practice) to any officer, director or employee of the Company, or forgive or discharge in whole or in part any outstanding loans or advances, or otherwise amend, terminate or modify any loan previously granted to any such Person;

(n) amend, terminate prior to its stated term or modify any Company Material Contract, or enter into any Contract granting exclusivity, “most favored nations” or below market pricing rights that involve consideration or other obligation in excess of $100,000 annually;

(o) knowingly take, or agree to commit to take, any action the result of which would be reasonably and foreseeably likely to prevent the consummation of the Merger on or before the Termination Date;

(p) neither collect a receivable nor pay a payable of the Company or any Company Subsidiary outside of the ordinary course of business;

(q) fail to maintain inventory or equipment at levels consistent with ordinary course of business in accordance with the applicable levels of business activities;

(r) take or fail to take any action that is intended to cause a material default or an event of default under a Company Material Contract; or

(s) agree to take any of the actions described in subsections (a) through (o) of this Section 6.1.

Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s operations or otherwise prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

6.2 Company Shareholders Meeting; Board Recommendation; Voting Agreement of CorrPro Investments LLC.

(a) The Company shall call and hold the Company Shareholders Meeting as promptly as reasonably practicable for the purpose of obtaining the Company Shareholders Approval. In connection with the Company Shareholders Meeting, the Company will (i) subject to applicable Laws, use its reasonable efforts (including postponing or adjourning the Company Shareholders Meeting to obtain a quorum) to obtain the Company Shareholders Approval and (ii) otherwise comply with all legal requirements applicable to the Company Shareholders Meeting.

(b) Subject to Section 6.4(c), (i) the Company Board shall recommend that the Company’s shareholders vote in favor of the adoption of this Agreement and the Merger and (ii) neither the Company Board nor any committee thereof shall make an Adverse Recommendation Change.

(c) The Company shall have delivered to the Acquirors, simultaneously with its execution of this Agreement, a voting agreement providing that CorrPro Investments LLC has agreed to vote its beneficially owned shares of Company Capital Stock in favor of the Agreement and the Merger at the Company Shareholders Meeting. Such voting agreement shall terminate upon termination of this Agreement in accordance with the terms of this Agreement.

6.3 Access to Information; Confidentiality.

(a) From the date of this Agreement to the Effective Time, to the extent permitted by applicable Law and confidentiality obligations of the Company, the Company shall, and shall cause each Company Subsidiary and each of its and each Company Subsidiary’s Representatives to, (i) provide to Parent and Parent’s Representatives, at Parent’s sole risk and expense, reasonable access, at reasonable times upon prior notice, to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof and (ii) furnish promptly to Parent at Parent’s expense, such information concerning the business, properties, Contracts, assets (tangible and intangible, including Intellectual Property), liabilities, Tax Returns, Tax elections and all other workpapers in the actual possession of the Company relating to Taxes, personnel, internal financial statements and other aspects of the Company and the Company Subsidiaries as Parent or Parent’s Representatives may reasonably request. The Company shall be entitled to have a Representative present at any inspection. Parent agrees to conduct such investigation in a manner that does not interfere unreasonably with the operations of the Company and the Company Subsidiaries and with the prompt discharge by the Company’s and the Company Subsidiaries’ employees of their duties.

(b) Parent agrees to indemnify and hold the Company and the Company Subsidiaries harmless from any and all Proceedings and any and all liabilities, including costs and expenses for the loss, injury to or death of any Parent Representative for the Release of Hazardous Substances or exacerbation of an existing Environmental Condition, caused by or resulting directly from the action or inaction of any of Parent or Parent’s Representatives during any visit to the business or property sites of the Company and the Company Subsidiaries prior to the completion of the Merger, whether pursuant to this Section 6.3 or otherwise except with respect Proceedings and liabilities resulting from the negligence or willful misconduct of the Company or the Company Subsidiaries or their respective Representatives. Notwithstanding Section 6.3(a) and the foregoing provisions of this Section 6.3(b), neither the Company nor its Subsidiaries shall be required to provide access to or to disclose any information (i) where such access or disclosure could jeopardize the attorney-client privilege or work product privilege of the Company or any of its Subsidiaries or contravene any Law, or (ii) to the extent that outside counsel to the Company advises that such access or disclosure should not be permitted or made in order to ensure compliance with any applicable Law.

(c) Parent will not (and will cause Parent’s Representatives not to) use any information obtained pursuant to this Section 6.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Until satisfaction of the Merger or the termination of this Agreement in accordance with its terms, Parent agrees to hold confidential all information which it has received or to which it has gained access pursuant to this Section 6.3 in accordance with the Confidentiality Agreement, dated as of August 28, 2008 between the Company and Parent, as amended from time to time (the “Confidentiality Agreement”). The parties acknowledge and agree that the Confidentiality Agreement shall remain in full force and effect.

(d) Notwithstanding the above, any sampling of environmental media shall require the Company’s prior consent, which consent shall not be unreasonably withheld or delayed. In the event of any sampling of environmental media, (i) Parent or its Representative shall restore the property in all material respects upon completion of such sampling or investigation to its condition immediately prior to the sampling or investigation and (ii) Parent or its Representative shall promptly dispose of any wastes generated during the course of such sampling or investigation and shall be named as the generator of same.

(e) Parent and its Representatives shall promptly furnish to the Company copies of any environmental reports prepared by Parent or its Representatives in respect of real property owned, leased or used by the Company and or the Company Subsidiaries.

6.4 No Solicitation.

(a) Generally. The Company will not, and will cause the Company Subsidiaries not to, and will use reasonable efforts to ensure that its Representatives do not (i) solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any communications or negotiations regarding, or deliver or make available to any Person any non-public information in response to, or in connection with, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or (iii) enter into any agreement with respect to an Acquisition Proposal. The Company and the Company Subsidiaries will immediately cease any and all existing activities, discussions and negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal.

(b) Superior Offers. Notwithstanding the foregoing, in the event that any Person submits to the Company (and does not withdraw) an Acquisition Proposal that the Company Board concludes in good faith (after consultation with its outside legal counsel and its financial advisor) is, or is reasonably likely to become, a Superior Offer, the Company may (i) engage in discussions or negotiations with such Person regarding such Acquisition Proposal, and (ii) deliver or make available to such Person non-public information regarding the Company and the Company Subsidiaries provided that the Company first shall have received from such Person an executed confidentiality agreement containing terms at least as restrictive with regard to the Company’s confidential information as the Confidentiality Agreement, it being understood that such confidentiality agreement shall not include any provision for any exclusive right to negotiate with such Person or having the actual or purported effect of restricting the Company from fulfilling its obligations under this Agreement.

(c) Changes of Recommendation. Subject to compliance by the Company with this Section 6.4, nothing in this Agreement shall prevent the Company Board from (i) withholding, withdrawing, amending or modifying the Company Board Recommendation (the actions in this clause (i) being collectively referred to as an “Adverse Recommendation Change”), (ii) terminating this Agreement pursuant to Section 8.1(f) simultaneously with the payment of the Company Termination Fee, (iii) recommending, adopting, approving or submitting to the Company’s shareholders any Acquisition Proposal, or (iv) entering into any agreement, including any agreement in principle, letter of intent or understanding, acquisition or merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement, arrangement or understanding which constitutes, relates to, is intended to lead to or could reasonably be expected to lead to an Acquisition Proposal (other than a confidentiality agreement contemplated by Section 6.4(b)); provided, however, that in any case, (A) the Company Shareholders Approval has not yet been obtained, (B) the Company Board concludes in good faith, after consultation with its outside legal counsel, that such action is reasonably required in order for the Company Board to comply with its fiduciary obligations to the Company’s shareholders under applicable Law, (C) the Company shall have promptly provided written notice to Parent (a “Notice of Superior Offer”) advising Parent that the Company has received a Superior Offer and that it intends (or may intend) to make an Adverse Recommendation Change or terminate the Agreement pursuant to Section 8.1(f) and the manner and timing in which it intends (or may intend) to do so, (D) Parent shall not have, within 72 hours of Parent’s receipt of the Notice of Superior Offer, made an offer that the Company Board determines in its good faith judgment (after consultation with outside legal counsel and its financial advisor) to be at least as favorable to the Company’s shareholders as such Superior Offer (it being agreed that (1) the Company Board shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof and (2) that the Company Board will not make an Adverse Recommendation Change or terminate the Agreement pursuant to Section 8.1(f) for 72 hours after receipt by Parent of the Notice of Superior Offer).

(d) Shareholder Disclosures. Nothing contained in this Agreement shall prohibit the Company from making any disclosure to the shareholders of the Company if the Company Board has concluded in its good faith judgment (after receipt of advice from its outside legal counsel) that such disclosure is required in order to comply with its fiduciary obligations to the Company’s shareholders under applicable Law or to comply with securities Laws. Such disclosure shall not be deemed to be an Adverse Recommendation Change or otherwise constitute a breach of Section 6.2 or this Section 6.4.

6.5 Appropriate Action; Government Consents; Filings.

(a) Promptly after the execution of this Agreement, each of Parent and the Company shall apply for or otherwise seek, and shall use its reasonable efforts to obtain, all Consents required to be obtained by it for the consummation of the Merger. Without limiting the generality or effect of the foregoing, each of Parent and the Company shall, (i) as soon as practicable, and in any event no later than twenty (20) Business Days after the date of this Agreement, make any initial filings required under the HSR Act and (ii) as promptly as practicable, make any additional filings required by any other applicable Antitrust Laws. The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law; provided, however, that, with respect to any such analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals, each of Parent and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any Law applicable to such party requires such party or the Company Subsidiaries to restrict or prohibit access to any such properties or information. Parent and the Company shall each pay one-half of the fees and expenses of filings under the HSR Act.

(b) Each party will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.5(a), each party will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(c) Each of Parent and the Company shall use its reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade (collectively, “Antitrust Laws”). Each of Parent and the Company shall use its reasonable efforts to take such action as may be required to cause the expiration or termination of the waiting or notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Without limiting the foregoing, Parent and the Company shall take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable Laws regarding the transactions contemplated hereby: (i) entering into negotiations, (ii) providing information required by Law, and (iii) substantially complying with any “second request” for information pursuant to the Antitrust Laws.

(d) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.5 shall require, or be construed to require, the Company to take or to refrain from taking any action, to agree to any disposition or restriction with respect to any assets or operations of the Company or any Company Subsidiary, or to cause any Company Subsidiary to do or agree to do any of the foregoing, if any such action, failure to act, restriction or agreement would have a Material Adverse Effect.

(e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.5 shall limit a party’s right to terminate the Agreement pursuant to Section 8.1(b) so long as such party has until such date complied in all material respects with its obligations under this Section 6.5.

6.6 Certain Notices. Each of the Company, Parent and Merger Sub, as the case may be, will notify the other parties in writing promptly after learning of (a) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Merger, (b) any notice or other communication from any Governmental Entity in connection with the Merger or (c) any change, occurrence or event that would have a Material Adverse Effect, or that is reasonably likely to cause any of the conditions to closing set forth in Article 7 not to be satisfied. Each of Parent, Merger Sub and the Company shall give prompt notice to the other parties of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect if such untruth or inaccuracy would reasonably be expected to cause any condition set forth in Article 7 not to be satisfied, or any failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

6.7 Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor the obligations of the Company for indemnification and advancement of expenses in favor of each D&O Indemnified Party under the Company Articles of Incorporation or Company Bylaws or the certificates or articles of incorporation, bylaws, and other organizational documents of the Company Subsidiaries and any indemnification agreement set forth in Section 6.7 (a) of the Company Disclosure Letter to which such D&O Indemnified Party is a party, in each case, in accordance with the terms of such articles, bylaws and agreements as in existence as of the date of this Agreement with respect to acts and occurrences occurring prior to the Effective Time. The articles of incorporation and code of regulations of the Surviving Corporation will contain provisions with respect to indemnification which are at least as favorable to the D&O Indemnified Parties as those contained in the Company Articles of Incorporation and Company Bylaws as in effect on the date of this Agreement.

(b) On or prior to the Closing, the Company may purchase, and pre-pay in full any premiums with respect to, a six (6) year “tail” on the current directors’ and officers’ liability insurance maintained by the Company and/or the Company Subsidiaries (the “New D&O Tail”). As of the Effective Time, Parent will cause the Surviving Corporation to assume such “tail” policy, and Parent agrees to use its reasonable best efforts to maintain in effect the New D&O Tail for the duration of its term without amendment or cancellation; provided, however, that such efforts shall not require payment of any additional premiums or other amounts by the Surviving Corporation or Parent.

(c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.7.

(d) This Section 6.7 shall survive the consummation of the Merger, is intended to benefit each of the D&O Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and Parent, shall be enforceable by each D&O Indemnified Party and his or her heirs and representatives, and may not be amended, altered or repealed with respect to any D&O Indemnified Party after the Effective Time without the prior written consent of such D&O Indemnified Party (provided that any amendment, alteration or repeal prior to the Effective Time shall be governed by Section 8.3).

6.8 Employees; Employee Benefits.

(a) It is anticipated by the Acquirors that each individual who was an employee of the Company or a Company Subsidiary immediately prior to the Effective Time shall continue his or her employment with the Surviving Corporation upon the Effective Time (including each such individual who is on vacation, temporary layoff, leave of absence, sick leave or short or long–term disability leave) (each, a “Continuing Employee”). Notwithstanding anything to the contrary contained herein, after the Effective Time, each Continuing Employee shall be employed solely on an “at will” basis and none of the Company, any Company Subsidiary, the Parent, any Parent Subsidiary, or the Surviving Corporation shall be required to continue the employment of any particular Continuing Employee, except to the extent required by the provisions of a written employment Contract or as required by applicable Law.

(b) After the Effective Time, the Acquirors shall continue (or cause the Surviving Corporation to continue) coverage of the Continuing Employees under the general health and welfare plans and the Company 401(k) Savings Plan included in the Company Benefit Plans until March 31, 2009. Thereafter, the Continuing Employees shall either be eligible to participate in any employee benefit plans thereafter adopted by the Company, or to participate in the employee benefit plans of Parent in accordance with the eligibility criteria thereof. If such Continuing Employees participate in the benefit plans of Parent, (i) such Continuing Employees shall receive full credit for years of service with the Company or the Company Subsidiaries prior to the Merger for all purposes for which such service was recognized under the Company Benefit Plans including recognition of service for eligibility and vesting, and (ii) such Continuing Employee shall participate in the employee benefit plans of Parent on terms no less favorable than those offered by the Parent to similarly situated employees of Parent. The Acquirors shall use all reasonable efforts to waive all limitations as to pre-existing conditions, exclusions, evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare or fringe benefit plan in which the Continuing Employees may be eligible to participate after the Effective Time. The Continuing Employees shall be entitled to the severance benefits available to similarly situated employees of Parent under the Parent’s severance policies in existence at the time of such Continuing Employee’s termination of employment. Notwithstanding the foregoing, the foregoing covenants of Acquirors shall not in any manner apply to the UK Pension or the obligations of any party thereunder or with respect thereto.

(c) Conditional upon the closing of the Merger, Parent agrees that it shall cause the Surviving Company to pay to the participants cash amounts which become due and payable to such participants under the bonus plans of the Company identified in Section 6.8(c) of the Company Disclosure Letter in accordance with the applicable plan terms for performance ending on March 31, 2009.

(d) Notwithstanding the foregoing, this Section 6.8 does not amend any provision of any Company Benefit Plan and is not intended to and shall not require the Acquirors to continue any Company Benefit Plan beyond the time when it otherwise lawfully could be terminated or modified. Nothing herein expressed or implied by this Agreement shall confer upon any Continuing Employee, or legal representative thereof, any rights or remedies, including, without limitation, any right to continued employment.

6.9 Reasonable Efforts; Cooperation.

(a) Subject to the limitations set forth in Section 6.5(d), each of the parties hereto agrees to use reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) taking all reasonable actions necessary to satisfy the respective conditions set forth in Article 7 and (ii) executing and delivering such other instruments and doing and performing such other acts and things as may be necessary or reasonably desirable to effect completely the consummation of the Merger and the other transactions contemplated hereby.

(b) The Company and Parent shall cooperate and use commercially reasonable efforts to secure with respect to the Real Properties prior to the Closing Date (i) estoppel letters, (ii) non-disturbance agreements, and (iii) landlord lien waivers; provided that commercially reasonable efforts shall not require payments of any amounts by the Company, any Company Subsidiary or Parent (other than reasonable attorney’s fees). Additionally, the Company shall use its reasonable best efforts to obtain Consents with respect to the Contracts listed on Schedule C attached hereto.

6.10 Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement.

6.11 Financing.

(a) Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing contemplated by the Financing Commitment Letter, including commercially reasonable efforts to enter into definitive agreements with respect thereto and complete the Financing at or prior to the Closing.

(b) In the event all or any portion of the Financing contemplated by the Financing Commitment Letter becomes unavailable for any reason, Parent shall use its commercially reasonable efforts to arrange to obtain, as promptly as practicable following the occurrence of such event, alternative debt or equity financing (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated by this Agreement; provided, however, that for purposes of this Agreement such alternative debt or equity financing shall exclude the first $129.5 million of net proceeds received by Parent from its public offering of shares of its Class A Common Stock as contemplated by the preliminary prospectus supplement for such offering expected to be filed by Parent with the SEC on or about February 2, 2009.

(c) Parent shall give the Company prompt written notice of any termination of the Financing proposal contemplated by the Financing Commitment Letter (or commitments for any Alternative Financing obtained in accordance with Section 6.11 (b)) of which Parent becomes aware. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing (or Alternative Financing obtained in accordance with Section 6.11(b)).

(d) Parent shall not utilize the Financing to fund any other acquisition contemplated as of the date of this Agreement in any manner that would limit the availability of the portion of the Financing designated to fund and close the transactions contemplated by this Agreement.

6.12 Tax Matters.

(a) Preparation and Filing of Tax Returns. The Company, at its expense, shall cause the Company and each Company Subsidiary to timely prepare and file any Tax Return (or amendment thereto) required to be filed by the Company and each Company Subsidiary with respect to any Tax period ending on or prior to the Closing Date (“Pre-Closing Tax Periods”), to the extent such Tax Return (or amendment) is required to be filed on or before the Closing Date (determined with regard to extensions). All such Tax Returns shall be prepared using accounting methods that were used in preparing the relevant Tax Returns for prior taxable periods. The Company shall permit Parent to review and comment upon such Tax Returns, and shall not file such Tax Returns without the Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Parent shall file or cause to be filed when due all Tax Returns in respect of the Company and each Company Subsidiary: (i) for all Tax periods beginning after the Closing Date; (ii) for all Pre-Closing Tax Periods to the extent the Tax Returns in respect of such Tax periods are due after the Closing Date (determined with regard to extensions); and (iii) for all Tax periods relating to the Company and each Company Subsidiary that commence on or before the Closing Date and end after the Closing Date (each, a “Straddle Period”), including any Tax Return of the Company and each Company Subsidiary due on or after the Closing Date (determined with regard to extensions).

(b) Elections and Settlements. Without the prior written consent of Parent, which consent shall not be unreasonably, withheld, conditioned, or delayed, neither the Company nor any Company Subsidiary shall make or change any election, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other action or omit to take any action, if any such election, amendment, agreement, settlement, surrender, consent or other action or omission may have the effect of increasing the Tax liability, or decreasing any Tax asset, of the Company, any Company Subsidiary, Parent, or any affiliate of Parent.

(c) Nonforeign Affidavit. Each Payee shall furnish the Parent an affidavit, stating, under penalties of perjury, its United States taxpayer identification numbers and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

(d) Payment of Transfer Taxes and Fees. The Acquirors shall bear the liability for and shall pay all excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and similar taxes which may be imposed in connection with the transactions contemplated by this Agreement, together with any interest, additions or penalties with respect thereto. The Acquiror hereby agree to file all necessary documentation (including, but not limited to, all tax returns) with respect to all such amounts in a timely manner consistent with this Section 6.12(d).

6.13 Repayment of Larkin Notes. Notwithstanding anything herein to the contrary, the aggregate consideration payable to William V. Larkin, Jr. pursuant to Article 3 shall be reduced by all amounts due to the Company from Mr. Larkin under (x) that certain Promissory Note payable to the order of the Company in the original principal amount of $185,000.00, dated as of August 1, 2006 and (y) that certain Promissory Note payable to the order of the Company in the original principal amount of $370,000.00, dated as of August 1, 2006.

6.14 Company 401(k) Savings Plan. The Company shall, prior to the Closing Date: (i) take all actions in accordance with the Employee Plans Compliance Resolution System to remedy any operational failures with respect to the Company’s 401(k) Savings Plan, including without limitation, with respect to eligibility, and (ii) submit copies to Parent of all documentation necessary to demonstrate timely adoption of all required amendments within the remedial amendment period under Code Section 401(b).

6.15 SEC Filings. Parent shall furnish the Company for informational purposes only with copies of excerpts of each document Parent intends to file (or to cause to be filed) with the SEC that reference the Company, any of its financial statements and/or the transactions contemplated by this Agreement within a reasonable period of time prior to such filing.

6.16 Termination of Wingate Agreement. Prior to the Closing, the Company shall take all actions necessary and appropriate to terminate that certain Services Agreement, dated as of March 30, 2004, between the Company and Wingate Partners III, L.P. such that the Company shall have no further liability or obligation thereunder following the Closing Date.

6.17 Vesting. Prior to the Closing, the Company shall take all actions, if any, necessary and appropriate to cause all $1.25 Options Shares or restricted stock granted or issued with a $1.25 Liquidity Event Trigger Price to automatically vest in connection with the Merger, and to cause all $1.75 Option Shares and $2.25 Option Shares to be cancelled and extinguished upon consummation of the Merger without payment to the holder thereof.

ARTICLE 7

CLOSING CONDITIONS

7.1 Conditions to Obligations of Each Party under this Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any or all of which may be waived by mutual agreement of Parent and the Company, in whole or in part, to the extent permitted by applicable Law:

(a) Company Shareholders Approval. The Company Shareholders Approval shall have been obtained.

(b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction, arbitration award, finding or other order (whether temporary, preliminary or permanent), in any case that is in effect and prevents or prohibits consummation of the Merger (a “Restraint”).

(c) HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act or any other Antitrust Laws shall have expired or been terminated.

(d) Court Proceedings. No Governmental Entity shall have instituted (or if instituted, shall not have withdrawn) any action, suit, proceeding, claim, arbitration or investigation wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent or materially restrain the consummation of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof; provided, however, that, prior to invoking this condition, each party shall have complied fully with its obligations under Section 6.5.

7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any or all of which may be waived by Parent, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement, in each case disregarding and without giving any effect to all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, shall be true and correct as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date) as though made on and as of that time, except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a Material Adverse Effect; provided, however, that the failure of the representations and warranties of the Company contained in Section 4.8(o), (p) and (q) to be true and correct shall not, under any circumstances, be a condition to the obligations of Parent and Merger Sub to effect the Merger.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Closing Documents. The following documents shall have been delivered to Parent and Merger Sub:

(i) a certificate of the Company in substantially the form attached hereto as Exhibit B, dated as of the Closing Date, executed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer, certifying that the conditions in Section 7.2(a) and (b) as to the Company are or have been duly satisfied;

(ii) certificates of the appropriate Governmental Entities, dated within thirty (30) days of the Closing Date, certifying that (A) the Company and the Company Subsidiaries are in good standing and are duly qualified to conduct business in the applicable state of organization and (B) the Company is in good standing and duly qualified to conduct business in each applicable jurisdiction set forth in Section 4.1(a) of the Company Disclosure Letter;

(iii) resolutions of the board of directors of the Company approving the transactions contemplated by this Agreement, certified by the secretary or other appropriate officer(s) of the Company; and

(iv) the Certificate of Merger, executed by the Company.

(d) Financing Documents. Parent shall have entered into definitive agreements and consummated the Financing or the Alternative Financing.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable Law:

(a) Representations and Warranties. The representations and warranties of Parent and the Merger Sub contained in this Agreement, in each case disregarding and without giving any effect to all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, shall be true and correct as of the Effective Time (except that those representations and warranties that address matters only as of a particular date) need only be true and correct as of such date as though made on and as of that time, except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Agreements and Covenants. Parent shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Closing Documents. The following documents shall have been delivered to Company:

(i) a certificate of each of Parent and Merger Sub in substantially the forms attached hereto as Exhibit C and D, dated as of the Closing Date, executed on behalf of each of Parent and Merger Sub by the Chief Executive Officer and Chief Financial Officer, respectively, certifying that the conditions in Section 7.3(a) and (b) as to each of Parent and Merger Sub are or have been duly satisfied;

(ii) resolutions of the board of directors of each of Parent and Merger Sub approving the transactions contemplated by this Agreement, certified by the secretary or other appropriate officer(s) of each of Parent and Merger Sub;

(iii) the Certificate of Merger, executed by each of Parent and Merger Sub; and

(iv) the Exchange Agent Agreement, executed by Parent and the Exchange Agent.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated, and the Merger and the other transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after the Company Shareholders Approval has been obtained:

(a) By mutual written consent of Parent and the Company;

(b) By either Parent or the Company if the Merger shall not have been consummated prior to 5:00 p.m. CST on March 31, 2009 (provided, however, that the right to terminate this Agreement pursuant to this clause (b) shall not be available to any party whose breach of any representation or warranty or failure to perform or satisfy any covenant or agreement under this Agreement has been the principal cause of or resulted in the failure of the Merger to occur on or before such date);

(c) By either Parent or the Company if any Governmental Entity shall have issued a Restraint and such Restraint shall have become final and nonappealable; (provided, however, that the right to terminate this Agreement pursuant to this clause (c) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the principal cause of or resulted in such Restraint);

(d) By either Parent or the Company if the Company Shareholders Approval shall not have been obtained upon a vote taken thereon at the Company Shareholders Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company where the failure to obtain the Company Shareholders Approval is caused by any action or failure to act of the Company that constitutes a material breach of Section 6.2 of this Agreement;

(e) By Parent if (at any time prior to obtaining the Company Shareholders Approval) (i) the Company Board or any committee thereof shall for any reason have made an Adverse Recommendation Change, (ii) the Company Board or any committee thereof shall have approved or publicly recommended any Acquisition Proposal, (iii) the Company shall have entered into any letter of intent with respect to or other Contract for any Acquisition Proposal, or (iv) the Company shall have materially breached any of the provisions of Sections 6.2 or 6.4;

(f) By the Company, in accordance with Section 6.4(c); provided that, in order for the termination of this Agreement pursuant to this paragraph (f) to be deemed effective, the Company shall have complied with Section 6.4(c) and with applicable requirements, including the payment of the Company Termination Fee pursuant to Section 8.2(b);

(g) By Parent if, since the date of this Agreement, there shall have been any Effect that constitutes or has had a Material Adverse Effect or if (i)(A) the Company shall have materially breached any of its covenants or agreements set forth in this Agreement or (B) any representation or warranty of the Company set forth in this Agreement shall have become materially untrue or incorrect, (ii) such breach or misrepresentation, if curable, is not cured within twenty (20) Business Days after written notice thereof, and (iii) such breach or misrepresentation would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied;

(h) By the Company if (i)(A) either Parent or Merger Sub has materially breached any of its covenants or agreements set forth in this Agreement or (B) any representation or warranty of Parent or Merger Sub set forth in this Agreement shall have become materially untrue or incorrect, (ii) such breach or misrepresentation, if curable, is not cured within twenty (20) Business Days after written notice thereof, and (iii) such breach or misrepresentation would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied;

(i) By the Company if Parent or Merger Sub has materially breached any of its covenants set forth in Section 6.11 and such breach, if curable, is not cured within five (5) Business Days after written notice thereof; or

(j) By Parent if the Financing or the Alternative Financing shall not have been consummated by 5:00 p.m. CST on March 31, 2009.

8.2 Effect of Termination; Limitation on Liability.

(a) Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers, directors or shareholders, except (i) with respect to Section 6.3 (Confidentiality), this Section 8.2 (Effect of Termination) and Article 10 (General Provisions) and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b) Company Termination Fee. The Company shall pay to Parent a termination fee of $5,000,000 (the “Company Termination Fee”) in immediately available funds in the event that this Agreement is terminated (i) by the Company pursuant to Section 8.1(f), or (ii) by Parent pursuant to Section 8.1(e) and, in the case of clause (ii), (A) at any time after the date of this Agreement and before the vote on this Agreement at the Company Shareholders Meeting, an Acquisition Proposal with respect to the Company shall have been publicly announced and not withdrawn and (B) the Company enters into a definitive agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, within six (6) months following the termination of this Agreement. Payment of any amount described in this Section 8.2(b) shall be the sole and exclusive remedy of Parent and Merger Sub for termination of this Agreement. Any payment required to be made pursuant to Section 8.2(b)(ii) shall be made no later than two (2) Business Days after entering into of a definitive agreement with respect to, or the consummation of, an Acquisition Proposal. All payments under this Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated by Parent. The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to the other party pursuant to this Section 8.2 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for all or any portion of the amounts set forth in this Section 8.2, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the aggregate amount of the fees and expenses at a rate equal to the prime rate reported in The Wall Street Journal on the date such payment was required to be made plus 2%.

(c) Reverse Termination Fee. Parent shall pay to the Company a termination fee of $3,000,000 in immediately available funds in the event that this Agreement is terminated (i) by either Parent or the Company pursuant to Section 8.1(b) and either the Financing or the Alternative Financing shall not have been consummated, unless either (A) the failure to consummate the Financing or the

Alternative Financing was not the principal cause of the failure of the Merger to occur, or (B) the failure to consummate the Financing or the Alternative Financing was caused by a breach by the Company of any of its representations, warranties, covenants or agreements set forth in this Agreement, (ii) by the Company pursuant to Section 8.1(i), or (iii) by Parent pursuant to Section 8.1(j). Payment of the full amount described in this Section 8.2(c) shall be the sole and exclusive remedy of the Company for termination of this Agreement, unless (i) this Agreement is terminated either (A) by Parent or Company pursuant Section 8.1(b), or (B) by the Parent pursuant to Section 8.1(j), (ii) the failure to consummate the Financing or the Alternative Financing was not the principal cause of the failure of the Merger to occur, and (iii) the Company has not rejected payment of the amount described in this Section 8.2(c) on or before the third (3rd) Business Day after delivery thereof. All payments under this Section 8.2(c) shall be made by wire transfer of immediately available funds to an account designated by the Company. Parent acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company would not enter into this Agreement. Accordingly, if Parent fails promptly to pay any amount due to the other party pursuant to this Section 8.2 and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for all or any portion of the amounts set forth in this Section 8.2, Parent shall pay to the Company its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the aggregate amount of the fees and expenses at a rate equal to the prime rate reported in The Wall Street Journal on the date such payment was required to be made plus 2%.

8.3 Amendment. This Agreement may be amended by the parties hereto, whether before or after the Company Shareholders Approval has been obtained, at any time prior to the Effective Time; provided, however, that, after the Company Shareholders Approval has been obtained, no amendment may be made without further shareholder approval that by Law requires further approval by such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

8.4 Waiver. At any time prior to the Effective Time, either Parent or Merger Sub, on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by Parent and the Company, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5 Fees and Expenses. Whether or not the Merger is consummated, except as provided in Sections 6.12(d) and 8.2, each party hereto shall be responsible and liable for, and shall pay, the Expenses incurred by such party.

ARTICLE 9

NON SURVIVAL OF REPRESENTATIONS AND

WARRANTIES; COVENANTS; NO INDEMNIFICATION

9.1 Survival of Representations, Warranties and Covenants. None of the representations and warranties in this Agreement or in any document or instrument related to this Agreement shall survive the Effective Time. None of the covenants to be performed on or before the Effective Time in this Agreement or in any document or instrument related to this Agreement shall survive the Effective Time; provided that this Section 9.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

ARTICLE 10

GENERAL PROVISIONS

10.1 [Intentionally Omitted].

10.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand delivery on the next Business Day) or upon receipt after dispatch by registered or certified mail, postage prepaid, or on the next Business Day if transmitted by national overnight courier, in each case addressed as follows:

If to Parent or Merger Sub, addressed to it at:

Insituform Technologies, Inc.

17988 Edison Avenue

Chesterfield, MO (USA) 63005

Attn: General Counsel

Facsimile: (636) 530-8701

with a mandated copy, which shall not constitute notice, to:

Thompson Coburn LLP

One US Bank Plaza

St. Louis, Missouri 63101

Attn: Robert M. LaRose

Facsimile: (314) 552-7171

If to the Company, addressed to it at:

Corrpro Companies, Inc.

1090 Enterprise Drive

Medina, OH 44256

Attn: William Larkin

Facsimile: (330) 723-0694

with mandated copies, which shall not constitute notice, to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219

Attn: Thomas H. Yang

Facsimile: (214) 200-0641

10.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

10.5 Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Letter and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

10.6 Assignment. None of this Agreement or any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Notwithstanding the foregoing, Merger Sub may assign, in its sole discretion, any and all rights, interests and obligations under this Agreement to any wholly owned Parent Subsidiary without the Company’s consent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 6.7, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8 Mutual Drafting. Each party hereto has participated in the preparation and drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

10.9 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Ohio without reference to such state’s principles of conflicts of law.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state courts of the State of Ohio or Federal court of the United States of America, located in the State of Ohio, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Ohio state court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such Ohio state or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Ohio state or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9(c).

10.10 Execution. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for any purpose whatsoever.

10.11 Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which they are entitled at Law or in equity. Each party hereto agrees to waive any requirement for the posting of, or securing of, a bond in connection with any such remedy.

10.12 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Where a reference is made to a Law, such reference is to such Law as amended.

(b) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation” to the extent such words are not so qualified. The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

10.13 Company Disclosure Letter. Any matter disclosed in any section of the Company Disclosure Letter disclosure schedule shall, should it be apparent on its face that is it also applicable to any other paragraph or section of the Agreement, be considered disclosed with respect to such other paragraph or Section of the Agreement. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder. If, subsequent to the date of this Agreement and prior to the Closing Date, one or more events occur that render untrue any representation or warranty of the Company (each, a “Subsequent Event”), the Company shall deliver prior to Closing to Parent an amended or supplemental Schedule (the “Subsequent Disclosure Schedule”) which will contain a description of all such Subsequent Events. The existence of any Subsequent Event which is disclosed on the Subsequent Disclosure Schedule shall not constitute any breach by the Company of any representations or warranties hereunder or form a basis for any indemnification or other claim by the Parent hereunder, but shall be taken into account in determining whether conditions precedent have been satisfied; provided, however, that the immediately preceding language is not intended to permit the Company to alter or amend the representations and warranties as made herein as of the date of this Agreement and shall not cure the inaccuracy thereof as of the date of this Agreement for any purpose under this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INSITUFORM TECHNOLOGIES, INC.

By:	/s/ J. Joseph Burgess
Name:	J. Joseph Burgess
Title:	President & Chief Executive Officer

FIRST DOWN ACQUISITION CORPORATION

By:	/s/ J. Joseph Burgess
Name:	J. Joseph Burgess
Title:	President & Chief Executive Officer

CORRPRO COMPANIES, INC.

By:	/s/ William V. Larkin, Jr.
Name:	William V. Larkin, Jr.
Title:	President & Chief Executive Officer

EXHIBIT A

CERTIFICATE OF MERGER

EXHIBIT B

COMPANY CLOSING CERTIFICATE

CLOSING CERTIFICATE

OF

CORRPRO COMPANIES, INC.

[            ] [    ], 2009

Pursuant to and in accordance with Section 7.2(c)(i) of that certain Agreement and Plan of Merger dated January [    ], 2009 (the “Agreement”) by and among Insituform Technologies, Inc. (“Parent”), First Down Acquisition Corporation (“Merger Sub”), and Corrpro Companies, Inc. (the “Company”), the undersigned on behalf of the Company do hereby represent, warrant, and certify to Parent and Merger Sub that (each capitalized term used and not defined herein shall have the meaning assigned to such term in the Agreement unless the context clearly requires otherwise):

1. The representations and warranties of the Company contained in the Agreement, in each case disregarding and without giving any effect to all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a Material Adverse Effect;

2. The Company shall have performed or complied in all material respects with all agreements and covenants required by the Agreement to be performed or complied with by it on or prior to the Effective Time; and

3. That the undersigned signatories are authorized, in the capacity of such undersigned signatory as a duly elected or appointed and qualified and acting officer, partner, manager, member, trustee, agent, or attorney-in-fact of the Company, to execute and deliver this Closing Certificate on behalf of the Company.

[Remainder of Page Intentionally Left Blank; Signature Page(s) To Follow]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Closing Certificate of behalf of the Company effective as of the date first written above.

CORRPRO COMPANIES, INC.

By:
Name:
Title:	Chief Executive Officer

By:
Name:
Title:	Chief Financial Officer

EXHIBIT C

PARENT CLOSING CERTIFICATE

CLOSING CERTIFICATE

OF

INSITUFORM TECHNOLOGIES, INC.

[            ] [    ], 2009

Pursuant to and in accordance with Section 7.3(c)(i) of that certain Agreement and Plan of Merger dated January [    ], 2009 (the “Agreement”) by and among Insituform Technologies, Inc. (“Parent”), First Down Acquisition Corporation (“Merger Sub”), and Corrpro Companies, Inc. (the “Company”), the undersigned on behalf of the Parent hereby represent, warrant, and certify to the Company that (each capitalized term used and not defined herein shall have the meaning assigned to such term in the Agreement unless the context clearly requires otherwise):

1. The representations and warranties of Parent contained in the Agreement, in each case disregarding and without giving any effect to all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a Material Adverse Effect;

2. Parent shall have performed or complied in all material respects with all agreements and covenants required by the Agreement to be performed or complied with by it on or prior to the Effective Time; and

3. That the undersigned signatories are authorized, in the capacity of such undersigned signatory as a duly elected or appointed and qualified and acting officer, partner, manager, member, trustee, agent, or attorney-in-fact of Parent, to execute and deliver this Closing Certificate on behalf of Parent.

[Remainder of Page Intentionally Left Blank; Signature Page(s) To Follow]

Signature Page to Closing Certificate of Insituform Technologies, Inc.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Closing Certificate on behalf of Parent effective as of the date first written above.

INSITUFORM TECHNOLOGIES, INC.

By:
Name:
Title:	Chief Executive Officer

By:
Name:
Title:	Chief Financial Officer

Signature Page to Closing Certificate of Insituform Technologies, Inc.

EXHIBIT D

MERGER SUB CLOSING CERTIFICATE

CLOSING CERTIFICATE

OF

FIRST DOWN ACQUISITION CORPORATION

[                    ] [    ], 2009

Pursuant to and in accordance with Section 7.3(c)(i) of that certain Agreement and Plan of Merger dated January [    ], 2009 (the “Agreement”) by and among Insituform Technologies, Inc. (“Parent”), First Down Acquisition Corporation (“Merger Sub”), and Corrpro Companies, Inc. (the “Company”), the undersigned on behalf of Merger Sub do hereby represent, warrant, and certify to the Company that (each capitalized term used and not defined herein shall have the meaning assigned to such term in the Agreement unless the context clearly requires otherwise):

1. The representations and warranties of Merger Sub contained in the Agreement, in each case disregarding and without giving any effect to all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a Material Adverse Effect;

2. Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Agreement to be performed or complied with by it on or prior to the Effective Time; and

3. That the undersigned signatories are authorized, in the capacity of such undersigned signatory as a duly elected or appointed and qualified and acting officer, partner, manager, member, trustee, agent, or attorney-in-fact of Merger Sub, to execute and deliver this Closing Certificate on behalf of Merger Sub.

[Remainder of Page Intentionally Left Blank; Signature Page(s) To Follow]

A-1

IN WITNESS WHEREOF, Merger Sub has executed and delivered this Closing Certificate effective as of the date first written above.

FIRST DOWN ACQUISITION CORPORATION

By:
Name:
Title:	Chief Executive Officer

By:
Name:
Title:	Chief Financial Officer

A-2